Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

DEMAND MEDIA, INC.,

RSS GRAFFITI, LLC,

THE SELLERS PARTY HERETO

and

FOLIE INVESTMENT GROUP LLC,

AS SELLER REPRESENTATIVE

DATED AS OF AUGUST 5, 2011

i

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		27

4.1.	Organization	27
4.2.	Authorization	27
4.3.	No Conflict or Violation	27
4.4.	Consents and Approvals	28
4.5.	Title to Units	28
4.6.	Affiliate Transactions	28
4.7.	Litigation	28
4.8.	No Brokers	28
4.9.	Accredited Status	28
4.10.	Exculpation by Seller	29

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		29

5.1.	Organization	30
5.2.	Authorization	30
5.3.	No Conflict or Violation	30
5.4.	Equity Consideration	30
5.5.	No Brokers	30

ARTICLE VI. COVENANTS		30

6.1.	Confidentiality and Non-Competition	30
6.2.	Further Assurances	32
6.3.	No Solicitation	33
6.4.	Notification of Certain Matters	33
6.5.	Investigation by Buyer	33
6.6.	Conduct of Business	34
6.7.	Tax Matters	35
6.8.	Audits	37
6.9.	Collection of Accounts Receivable	38
6.10.	Employee Matters	38
6.11.	Post-Closing Buyer Equity Grants	38
6.12.	Publicity	38
6.13.	Release	39

ARTICLE VII. CONDITIONS TO CLOSING		40

7.1.	Conditions to Obligations of Seller Parties	40
7.2.	Conditions to Obligations of Buyer	40

ARTICLE VIII. INDEMNIFICATION; REMEDIES		41

8.1.	Survival of Representations, Etc.	41
8.2.	Indemnification	41
8.3.	Holdback Amount	47

ARTICLE IX. TERMINATION		48

9.1.	Termination	48
9.2.	Effect of Termination	48

ARTICLE X. MISCELLANEOUS		49

10.1.	Defined Terms	49
10.2.	Notices	59
10.3.	Rules of Construction	60
10.4.	Titles	60
10.5.	Entire Agreement	60
10.6.	Assignment	60
10.7.	Amendment or Modification	60
10.8.	Waiver	60
10.9.	Severability	61
10.10.	Burden and Benefit	61
10.11.	Governing Law	61
10.12.	Consent to Jurisdiction	61
10.13.	Waiver of Trial by Jury	61
10.14.	Legal Fees	62
10.15.	Limitations on Damages	62
10.16.	Arbitration	62
10.17.	Specific Performance	63
10.18.	Cumulative Remedies	63
10.19.	Expenses	63
10.20.	Representation by Counsel	63
10.21.	Execution and Counterparts	63

Execution Version

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of August 5, 2011 (this “Agreement”), is by and among: (i) Demand Media, Inc., a Delaware corporation (“Buyer”); (ii) RSS Graffiti, LLC, a Delaware limited liability company (the “Company”); (iii) the holders of the Units of the Company (each, a “Seller” and collectively, the “Sellers”); (iv) Folie Investment Group LLC, a Delaware limited liability company, as the Seller Representative (the “Seller Representative”); and (v) for purposes of Section 6.1 only, Michael Blend.  Each of the Company and the Sellers may be referred to herein as a “Seller Party” and collectively, as the “Seller Parties.”  Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE X.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding membership interests (including 100% of the capital and profits) of the Company (collectively, the “Units”); and

WHEREAS, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the Units, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1.          Purchase and Sale of Units.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, all right, title and interest in and to the Units, free and clear of all Encumbrances.  The consideration to be paid by Buyer to the Sellers with respect to such Units shall consist of the payment by Buyer of cash and the issuance by Buyer of shares of Buyer Common Stock, in each case, as set forth in Section 1.2 hereof.  At the Closing, the sale, assignment and transfer of the Units from the Sellers to Buyer shall occur automatically without the need for further action by any party hereto, and each Seller hereby assigns to Buyer all Units held by such Seller (other than unvested Employee Units, which shall be cancelled as provided in Section 1.3), effective upon the Closing.

1.2.          Consideration.  Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the sale, assignment, transfer, conveyance and delivery from the Sellers to Buyer of the Units in accordance with Section 1.1 hereof, at the Closing, Buyer shall pay the following Consideration to the Sellers:

(a)           Equity Consideration:  At the Closing, Buyer shall issue to the Accredited Members an aggregate number of shares of Buyer Common Stock equal to $4,824,258 divided by the Price Per Share (the “Equity Consideration”). The shares of Buyer Common Stock shall be allocated among and issued to the Accredited Members based on each Accredited Member’s relative Pro Rata Percentage as set forth on Schedule 1.2 of the Disclosure Schedules.

(b)           Cash Consideration Paid to the Unaccredited Members:  Buyer shall pay to the Unaccredited Members an aggregate amount of cash equal to $497,244, which shall be allocated among the Unaccredited Members based on each Unaccredited Member’s relative Pro Rata Percentage as set forth on Schedule 1.2 of the Disclosure Schedules (the “Unaccredited Cash Consideration”).

(c)           Cash Consideration Paid to all Sellers:  Buyer shall pay to the Sellers an aggregate amount of cash (the “Cash Consideration”) equal to:

(i)            $12,416,838;

(ii)           minus, the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target;

(iii)          plus, the amount, if any, by which the Estimated Working Capital is greater than the Working Capital Target;

(iv)          minus, the Estimated Long Term Liabilities if the Estimated Long Term Liabilities exceed zero;

(v)           minus, the Holdback Amount (which shall be held back by Buyer in accordance with Section 1.4 hereof); and

(vi)          minus, the Seller Representative Reserve (which shall be funded to the Seller Representative in accordance with Section 1.5 hereof).

The Cash Consideration shall be allocated among the Sellers based on each Seller’s Pro Rata Percentage as set forth on Schedule 1.2 of the Disclosure Schedules.

(d)           Each Seller acknowledges and agrees that the Consideration to be received by such Seller pursuant to this ARTICLE I constitutes all of the consideration to be received by such Seller in exchange for the sale and transfer to Buyer of such Seller’s entire membership interest in the Company, irrespective of any provisions in the Company’s operating agreement or in any other agreement governing the equity interests of the Company.

1.3.          Unvested Employee Units.  Immediately prior to the Closing, each outstanding, unvested Employee Unit shall be canceled and forfeited, and the holders of such unvested Employee Units shall not be entitled to receive any payment in respect of such Employee Units or the cancellation thereof.  Prior to the Closing, the Company shall take all actions necessary to cause the cancellation and forfeiture of the unvested Employee Units contemplated by this Section 1.3, including without limitation, obtaining a waiver and release, substantially in the form previously provided to Buyer (each, a “Waiver and Release Agreement”), from each holder of any unvested Employee Units.

1.4.          Holdback Amount.  In order to at least partially satisfy and to establish a procedure for the satisfaction of the post-closing working capital adjustment pursuant to Section 1.7 hereof and the satisfaction of Claims by the Buyer Indemnitees for indemnification pursuant to ARTICLE VIII hereof, Buyer shall (as set forth in Section 1.2(c)(v)) deduct from the cash consideration to be paid at the Closing an aggregate of $750,000 in cash (the “Holdback Amount”) to be used to provide for a post-closing working capital adjustment, if any, as set forth in Section 1.7 hereof and satisfy in part the Seller Parties’ indemnification obligations, if any, as set forth in ARTICLE VIII hereof.  The Holdback Amount shall be retained by Buyer and/or released to Sellers, as applicable, pursuant to the terms and subject to the conditions of this Agreement.  In the event of a distribution of the Holdback Amount to the Sellers, such amounts shall be distributed to the Sellers in accordance with their respective Pro Rata Percentages.

1.5.                              Seller Representative Reserve.

(a)           Notwithstanding anything to the contrary in this ARTICLE I, at the Closing, Buyer shall, or shall cause to be, deposited, in an account designated by the Seller Representative, $50,000 (the “Seller Representative Reserve”), which amount shall be deemed to reduce the Cash Consideration otherwise payable at Closing under this ARTICLE I and which shall be held by the Seller Representative for the benefit of the Sellers in accordance with this Section 1.5 and Section 8.2(h).  The parties agree to treat the Seller Representative Reserve as owned by the Sellers and to file all Tax Returns on a basis consistent with such treatment.

(b)           The Seller Representative Reserve (and interest and earnings thereon) may be applied as the Seller Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Seller Representative incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)           The balance of the Seller Representative Reserve held pursuant to this Section 1.5, if any, and interest and earnings earned thereon, shall be distributed to the Sellers by the Seller Representative.  Each Seller shall be deemed to have contributed an amount to the Seller Representative Reserve equal to its respective Pro Rata Percentage of the Seller Representative Reserve.  Notwithstanding the foregoing, the Seller Representative Reserve shall only be so distributed when the Seller Representative determines, in its sole discretion, that such distribution is appropriate.  None of Buyer or the Company or their respective Affiliates shall have any liability or responsibility to the Sellers with respect to the Seller Representative Reserve or the actions and responsibilities of the Seller Representative contemplated by this Section 1.5, and the Sellers shall seek distribution of the Seller Representative Reserve solely from the Seller Representative.

1.6.          Withholding Taxes.  Buyer shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to any Seller such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.  With respect to tax withholding on the Equity Consideration payable to the Sellers pursuant to Section 1.2 above, unless otherwise determined by Buyer, Buyer shall withhold shares of Buyer Common Stock otherwise issuable with respect to such payments having a fair market value equal to the sums required to be withheld by federal, state and/or local tax law.  The number of shares of Buyer Common Stock which shall be so withheld in order to satisfy such federal, state and/or local withholding tax liabilities shall be limited to the number of shares which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and/or local tax purposes that are applicable to such supplemental taxable income.  For purposes of this Section 1.6, “fair market value” of a share of Equity Consideration shall be the Price Per Share.

1.7.          Working Capital Adjustment.

(a)           Pre-Closing Statement.  No later than five Business Days before the Closing Date, the Company shall prepare and deliver to Buyer an unaudited statement of Estimated Working Capital and Long Term Liabilities dated the Closing Date (the “Pre-Closing Statement”), which shall be prepared by the Company in accordance with GAAP as applied in preparation of the Financial Statements and shall fairly present in all material respects the Estimated Working Capital and Long Term Liabilities of the Company as of the Closing Date and shall include any Current Liabilities or Long Term Liabilities that are reasonably likely to arise as a result of the occurrence of the Closing.  The Company shall consult with Buyer and its accountants with respect to the preparation of the Pre-Closing Statement, and the Pre-Closing Statement shall be in form and substance reasonably satisfactory to Buyer.  The Pre-Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Estimated Working Capital and Estimated Long Term Liabilities as of the Closing Date and of the adjustment to the Cash Consideration (if any) as calculated in the manner set forth in Section 1.2 hereof.

(b)           Pre-Closing Adjustment.  Prior to Closing, the Cash Consideration shall be adjusted as follows:

(i)            If Estimated Working Capital set forth on the Pre-Closing Statement is less than $100,000 (the “Working Capital Target”), then the Cash Consideration shall be reduced by an amount equal to the amount by which the Working Capital Target exceeds the Estimated Working Capital as set forth in Section 1.2(c)(iii).

(ii)           If Estimated Working Capital set forth on the Pre-Closing Statement is greater than the Working Capital Target, then the Cash Consideration shall be increased by an amount equal to the amount by which the Estimated Working Capital exceeds the Working Capital Target as set forth in Section 1.2(c)(iv).

(iii)          If Estimated Long Term Liabilities of the Company exceed zero, then the Cash Consideration shall be reduced by the amount of Estimated Long Term Liabilities as set forth in Section 1.2(c)(v).

(c)           Post-Closing Adjustment.

(i)            Closing Statement.  No later than 90 calendar days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a Statement of Working Capital and Long Term Liabilities dated the Closing Date (the “Closing Statement”), which shall be prepared by Buyer’s personnel in accordance with GAAP as applied in preparation of the Financial Statements and shall fairly present in all material respects the Working Capital and Long Term Liabilities of the Company as of the Closing Date.  The Closing Statement shall be accompanied by reasonably detailed schedules indicating a calculation of the Working Capital, Long Term Liabilities, the Working Capital Adjustment Amount and the Long Term Liabilities Adjustment Amount.

(ii)           Post-Closing Working Capital Adjustment Amount.  As used herein, the “Working Capital Adjustment Amount” shall equal the Working Capital minus the Estimated Working Capital.

(iii)          Long Term Liabilities Adjustment Amount.  As used herein, the “Long Term Liabilities Adjustment Amount” shall equal the Estimated Long Term Liabilities minus the Long Term Liabilities of the Company (for the avoidance of doubt, the Estimated Long Term Liabilities and Long Term Liabilities shall each be reflected as a positive number for purposes of the above calculation or, if applicable, as zero).

(iv)          Adjustment Amount.  The “Adjustment Amount” shall equal the Working Capital Adjustment Amount plus the Long Term Liabilities Adjustment Amount.

(d)           Distribution of the Adjustment Amount.

(i)            If the Adjustment Amount is a positive number, then, within 10 Business Days of determination of the Adjustment Amount, Buyer shall promptly pay to each Seller its Pro Rata Percentage of the Adjustment Amount.

(ii)           If the Adjustment Amount is a negative number, Buyer shall have the right to retain from the Holdback Amount an amount equal to the absolute value of the Adjustment Amount.  In the event that such amount is greater than the Holdback Amount, the Sellers shall indemnify Buyer for such excess.

(e)           Disputed Adjustment Amount.  If the Seller Representative disagrees with the Adjustment Amount, the Seller Representative shall notify Buyer of such disagreement in writing specifying in reasonable detail the particulars of such disagreement within fifteen (15) Business Days after the Seller Representative’s receipt of the Closing Statement.

(f)            Resolution of Disputed Adjustment Amount.  Buyer and the Seller Representative shall use their reasonable efforts for a period of 30 calendar days after the Seller Representative’s delivery of such notice (or such longer period as Buyer and the Seller Representative shall mutually agree upon) to resolve any disagreements raised by the Seller Representative with respect to the calculation of the Adjustment Amount.  If, at the end of such period, Buyer and the Seller Representative are unable to resolve such disagreements, Buyer and the Seller Representative shall jointly select an independent auditor of recognized national standing to resolve any remaining disagreements, provided that Ernst & Young LLP will be the independent auditor if Buyer and the Seller Representative cannot agree on the selection of such independent auditor.  The determination by such independent auditor shall be final, binding and conclusive on the parties.  Buyer and the Seller Representative shall use their reasonable efforts to cause the independent auditor to make its determination within 30 calendar days of accepting its selection.  The fees and expenses of such independent auditor shall be borne by Buyer and the Seller Representative in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $1,000,000 of disputed items and the independent auditor determines that the Seller Representative’s claim prevails with respect to $250,000 of such disputed items and Buyer’s claim prevails with respect to $750,000 of such disputed items, then the Seller Representative would be obligated to pay 75% of the fees and expenses and Buyer would be obligated to pay 25% of the fees and expenses).

(g)           Payment of Adjustment Amount.  All payments made to the Sellers by Buyer as part of the Adjustment Amount shall be made at Buyer’s election, by check or by wire transfer of immediately available funds to such accounts as the Seller Representative may designate.

ARTICLE II.
CLOSING

2.1.          The Closing.  The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, at 9:00 a.m. on August 5, 2011, subject to the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof (or such other date that is not later than the second Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

2.2.          Deliveries at Closing.

(a)           Deliveries by Buyer.  Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Seller Parties contained herein and in consideration of the sale, assignment, transfer, conveyance and delivery of the Units contemplated hereby, Buyer agrees to deliver (or cause to be delivered) to the Seller Representative (or to the applicable Seller Party), at the Closing on the Closing Date the following (reasonably satisfactory in form and substance to the Seller Representative and its legal counsel):

(i)            to each Seller, checks or wire transfers of the Cash Consideration to which each Seller is entitled hereunder on the Closing Date in accordance with Section 1.2(b) hereof in accordance with payment instructions provided by the Seller Representative;

(ii)           to each Seller, confirmation from Buyer’s transfer agent of issuance of shares of Buyer Common Stock in book-entry form representing the Equity Consideration to which such Seller is entitled hereunder payable pursuant to Section 1.2(a) hereof, electronically registered in the name of such Seller;

(iii)          the Seller Representative Reserve in accordance with Section 1.5 hereof;

(iv)          a certificate executed by the Secretary or an Assistant Secretary of Buyer certifying as of the Closing Date (A) a true and complete copy of the Amended and Restated Certificate of Incorporation of Buyer certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the Amended and Restated Bylaws of Buyer, (C) a true and complete copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (D) incumbency matters;

(v)           a certificate of good standing and/or subsistence of Buyer, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(vi)          a certificate executed by an executive officer of Buyer certifying as to the matters set forth in Section 7.1(a) hereof as of the Closing Date; and

(vii)         such other documents and instruments as in the opinion of counsel for Seller Parties may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(b)           Deliveries by Seller Parties.  Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of Buyer contained herein and in consideration of the Consideration to be paid to the Sellers, the Seller Parties agree to deliver (or cause to be delivered) to Buyer at the Closing on the Closing Date the following (reasonably satisfactory in form and substance to Buyer and its legal counsel):

(i)            if requested by Buyer, a duly executed assignment, transferring all issued and outstanding Units, free and clear of all Encumbrances, to Buyer (it being understood that the Units shall be deemed transferred and assigned in accordance with Section 1.1 in the absence of any such separate assignment);

(ii)           in the case of each Seller that is not a natural person, a certificate executed by a director or the secretary of such Seller certifying as of the Closing Date (A) certified copies of the resolutions duly adopted by such Seller’s board of directors or other similar governing Person or body, authorizing such Seller’s execution, delivery and performance of this Agreement, the Ancillary

Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby and (B) incumbency matters;

(iii)          a certificate executed by the manager of the Company certifying as of the Closing Date (A) a true and complete copy of the Certificate of Formation of the Company certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the operating agreement of the Company, (C) resolutions of the manager of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, (D) a true and complete copy of the resolutions of the members of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, if necessary, and (E) incumbency matters;

(iv)          a certificate of good standing and/or subsistence of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware and all states in which the Company is qualified to do business;

(v)           a certificate executed by each Seller Party certifying as to the matters set forth in Section 7.2(a) hereof as of the Closing Date;

(vi)          evidence of receipt of all consents set forth on Schedule 3.5 of the Disclosure Schedules;

(vii)         a waiver and release, substantially in the form previously provided to Buyer, from each holder of any unvested Employee Units, as set forth in Section 1.3;

(viii)        resignations from the Persons listed on Schedule 2.2(b)(viii) resigning from the positions with the Company listed on Schedule 2.2(b)(viii) as of the Closing (and such Persons shall have been in office immediately prior to the Closing);

(ix)           a statement, meeting the requirements under Treasury Regulation 1.1445-11T(d)(2), reasonably satisfactory in form and substance to Buyer and its legal counsel, certifying, under penalty of perjury, that fifty percent (50%) or more of the value of the gross assets of the partnership does not consist of United States real property interests;

(x)            Buyer shall have received from the Company evidence satisfactory to Buyer that each Company Plan intended to be qualified under Section 401(k) of the Code has been terminated pursuant to resolution of the board of directors of the Company, effective immediately prior to the Closing; and

(xi)           such other documents and instruments as in the opinion of counsel for Buyer may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Sellers and the Company hereby represent and warrant to Buyer as follows, except as otherwise set forth on the Disclosure Schedules, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

3.1.          Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full limited liability company power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts.  The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Copies of the Organizational Documents of the Company, and all amendments thereto, heretofore delivered to Buyer are true, accurate and complete as of the date hereof.  Schedule 3.1 of the Disclosure Schedules sets forth a description of all of the issued and outstanding membership or other equity interests of the Company.

3.2.          Subsidiaries.  The Company does not have any direct or indirect Subsidiaries.  Except as set forth on Schedule 3.2 of the Disclosure Schedules, the Company has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity.

3.3.          Capitalization.

(a)           (i) Schedule 3.3(a) of the Disclosure Schedules sets forth the authorized and, as of the date of this Agreement, issued and outstanding Units, the name of each record holder of the Units, and the amount of such class of the Units held of record by each such holder, and with respect to each Employee Unit (A) the grant date of such Unit, and (B) the vesting schedule (including any vesting acceleration provisions) and vested status of the Unit; and (ii) the Units represent one hundred percent (100%) of the issued and outstanding equity interests in the Company.  Upon transfer of the Units to Buyer pursuant to Section 1.1 hereof, Buyer will become the sole beneficial and record owner of one hundred percent (100%) of the equity interests in the Company.

(b)           All issued and outstanding Units have been duly authorized and validly issued and are fully paid, free and clear of any preemptive rights.  Except as set forth on Schedule 3.3(a) of the Disclosure Schedules, there are no outstanding (i) Units, other equity interests or voting securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for Units, other equity interests or voting securities of the Company or (iii) compensatory equity or equity-linked awards of any form, including, without limitation, any equity appreciation rights, restricted equity awards, equity units, “phantom” equity, deferred equity awards, performance equity or similar awards or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on equity-linked performance (the items in clauses 3.3(b)(i), 3.3(b)(ii) and 3.3(b)(iii) being referred to collectively as the “Company Securities”).  Except as set forth on Schedule 3.3(a), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Securities.  Except as set forth on Schedule 3.3(a), there are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect to which any Seller Party is a party, or by which any Seller Party is bound, with respect to the governance of the Company or the voting or transfer of any Company Securities.  No distributions (including distributions for taxes) are owed by the Company with respect to any Units or owed by the Company to any holders of Company Securities.

(c)           The Company has not violated any Regulations, including applicable federal or state securities laws, in connection with the offer, sale or issuance of securities of the Company (including the Units), and such securities (including the Units) have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents.

(d)           Under the terms of each Employee Unit in effect on the applicable date of grant of such Employee Unit, had the Company’s assets been sold at fair market value on such date of grant and the proceeds of such sale then been distributed in a complete liquidation of the Company, the holder of such Employee Unit would have received no portion of the proceeds.

3.4.          Authorization.  The Company has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by the Company pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is to be a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by all necessary limited liability company action and no other proceedings or actions on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which the Company is to be a party and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.5.          Consents and Approvals.  Except as set forth on Schedule 3.5 of the Disclosure Schedules, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person, and (b) no consent under any Contract from any other Person, is, in each case, required to be made or obtained by the Company or any other Affiliate of the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company.

3.6.          Absence of Certain Changes or Events.  Except as set forth on Schedule 3.6 of the Disclosure Schedules, since December 31, 2010, there has not been any:

(a)           issuance of, or commitment to issue, any Units or any security convertible into or exchangeable for such Units; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company of any Units; or declaration or payment of any dividend or other distribution or payment in respect of the Units;

(b)           amendment to any Organizational Documents of the Company;

(c)           failure to take reasonable actions to prevent any actual or threatened Material Adverse Change in the financial condition, working capital, members’ equity, assets, Liabilities, reserves, revenues, income or earnings of the Business or of the Company;

(d)           adoption of or change in any Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; change in any material Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any material Tax Return; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; in each case relating to the Business, the Company, any of the assets of the Company, or any of the Liabilities of the Business;

(e)           revaluation of any assets of the Company or relating to the Business, including, without limitation, writing off notes or accounts receivable, except in the ordinary course of business;

(f)            failure to take reasonable actions to prevent any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company or the Business;

(g)           cancellation of any indebtedness or waiver or release of any material right or claim of the Company or relating to the Business;

(h)           (i) hiring or termination of any employee, consultant or manager (except for the hiring of non-executive employees with aggregate annual compensation below $50,000 hired in the ordinary course of business consistent with past practice), (ii) payment, announcement, promise or grant, whether oral or in writing, any increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company, including without limitation, any increase or change pursuant to any Company Plan (except as required by any applicable Regulation), or (iii) entry into, adoption or amendment of any Company Plan;

(i)            adverse change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of the Company or the relationships between the employees of the Company and the management of the Company;

(j)            entry into, amendment, cancellation or termination of any Contract, Lease or Permit to which the Company is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company of at least $20,000, except in the ordinary course of business;

(k)           mortgage, pledge or other Encumbrance of any assets of the Company or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(l)            sale, assignment or transfer of any assets of the Company or relating to the Business, other than in the ordinary course of business;

(m)          transfer of the registration of any Business Domain Names or failure to timely renew the registration of any Business Domain Names (including any Internet domain names that become Business Domain Names after the date hereof);

(n)           incurrence of indebtedness by the Company for borrowed money or commitment to borrow money entered into by the Company, made or agreed to be made by the Company, or indebtedness guaranteed by the Company;

(o)           incurrence by the Company of Liabilities, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company;

(p)           payment, discharge or satisfaction of any Liabilities of the Company other than in the ordinary course of business;

(q)           capital expenditures relating to the Business, execution of any Lease to which the Company is a party or incurrence of any obligations to make any capital expenditures or execute any Lease, other than capital expenditures made in the ordinary course of business that do not exceed $20,000 in the aggregate and other than expenditures made in the ordinary course of business that are accounted for as capitalized software expenses;

(r)            failure to pay or satisfy when due any material Liability of the Company or related to the Business, except in the ordinary course of business;

(s)           failure of the Company to carry on diligently the Business in the ordinary course so as to preserve for Buyer the Business and the goodwill of the suppliers, customers and advertisers of the Business and others having business relations with the Company or the Business;

(t)            disposition, sale, transfer, assignment, Encumbrance, pledge, license (except in the ordinary course of business), abandoning, failure to maintain or lapsing of any Intellectual Property of the Company or relating to the Business, or any disposition or disclosure to any Person of any Intellectual Property of the Company or relating to the Business not theretofore a matter of public knowledge; except the abandonment of Arbitrage Business Domain Names in the ordinary course of business;

(u)           existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a Material Adverse Effect; and

(v)           agreement, whether oral or written, by the Company, to do any of the things described in the preceding clauses (a) through (u) other than as expressly provided for herein.

3.7.          Facilities.

(a)           Owned Real Property.  The Company owns no Owned Real Property.

(b)           Actions.  There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or other Actions relating to any Facility.

(c)           Leases or Other Agreements.  Except for Facility Leases listed on Schedule 3.9(a) of the Disclosure Schedules, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Facility, or any real property or any portion thereof or interest in any such Facility or real property.

(d)           Facility Leases and Leased Real Property.  With respect to each Facility Lease, the Company has an unencumbered interest in the Leasehold Estates, other than Encumbrances which do not materially interfere with, or otherwise affect the present use and enjoyment of the Facility subject thereto or affected thereby.  The Company enjoys peaceful and undisturbed possession of all the Leased Real Property.

(e)           Certificate of Occupancy.  All Facilities have received all required approvals of governmental authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Regulations.

(f)            Utilities.  All Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

(g)           No Special Assessment.  The Company has not received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

3.8.          Condition and Sufficiency of Assets.  The equipment of the Company is in good operating condition and repair, normal wear and tear excepted.  The buildings, structures and equipment of the Company are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, structures and equipment of the Company are sufficient for the continued conduct of the Business of the Company after the Closing in substantially the same manner as conducted prior to the Closing.  The equipment of the Company, including, without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other Tangible Property owned, leased or used by the Company at the Facilities are (a) insured to the extent and in a manner customary in the industry, (b) to the Knowledge of Company, structurally sound with no material defects, (c) in good operating condition and repair, subject to ordinary wear and tear, fit for use in the ordinary course of business, (d) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (e) sufficient for the operation of the Company as presently conducted and (f) in conformity, in all material respects, with all applicable Regulations.  The Company owns, or has a valid leasehold or other interest in, and after the Closing Date, the Company will continue to own, or have a valid leasehold or other interest in, all assets necessary for the conduct of the Business as presently conducted by the Company and to permit Buyer to continue to conduct the Business in substantially the same manner as the Business has been conducted through the date hereof.

3.9.          Contracts and Commitments.

(a)           Contracts.  Schedule 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts in any way related to the Business (including oral agreements) of the following categories:

(i)            Contracts not made in the ordinary course of business that are not otherwise required to be disclosed pursuant to clauses (ii)-(xvii) below;

(ii)           all management agreements or Contracts for the employment or engagement of any officer, individual employee, consultant or other Person on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash and/or otherwise) in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement or (C) otherwise restricting the Company’s ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or Liability;

(iii)          collective bargaining agreements or other Contracts with any labor union, or severance agreements, programs, policies or arrangements;

(iv)          Contracts containing covenants (including confidentiality provisions if applicable) limiting the freedom of any employee, consultant, manager, equityholder, member or Affiliate of the Company, to engage in any line of business, compete with any Person or that otherwise have the effect of restricting in any material respect the employee, consultant, manager, equityholder, member or

Affiliate of the Company from the development, manufacture, marketing or distribution of products and/or services, including without limitation, non-competition, non-solicitation and standstill obligations;

(v)           distribution, franchise, license, technical assistance, sales, customer, commission, agency or advertising contracts related to the assets of the Company or the Business;

(vi)          options with respect to any property, real or personal, whether the Company shall be the grantor or grantee thereunder;

(vii)         Contracts involving future expenditures or Liabilities, actual or potential, in excess of $25,000 or otherwise material to the Business or the assets of the Company;

(viii)        Contracts involving performance of services or delivery of products, including, without limitation, Internet domain names, by the Company, actual or potential, in excess of $25,000 or otherwise material to the Business or the assets of the Company;

(ix)           Contracts involving receipts, actual or potential, in excess of $10,000 or otherwise material to the Business or the assets of the Company;

(x)            Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant or other Person;

(xi)           promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $20,000, whether the Company shall be the borrower, lender or guarantor thereunder or whereby any assets of the Company are pledged (excluding credit provided by the Company in the ordinary course of business to purchasers of the Company’s services or products, including, without limitation, Internet domain names);

(xii)          Contracts containing covenants limiting the freedom of the Company to engage in any line of business or compete with any Person;

(xiii)         any Contract with the United States, state or local government or any agency or department thereof;

(xiv)        Leases of real property;

(xv)         Leases of personal property not cancelable (without Liability) within 30 calendar days;

(xvi)        written warranties, guaranties and or other similar undertakings with respect to contractual performance extended by the Company;

(xvii)       joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses costs or Liabilities by the Company with any other Person; and

(xviii)      Contracts relating to the development, ownership or licensing of any patents, trademarks, copyrights, or other Intellectual Property (other than Arbitrage Business Domain Names), including agreements with current or former employees, consultants, or contractors regarding the disposition, appropriation or the nondisclosure of any of the Intellectual Property of the Company.

The Company has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 3.9(a) of the Disclosure Schedules, including all amendments and supplements thereto.

(b)           Absence of Defaults.  All of the Contracts and Leases identified on Schedule 3.9(a) are valid, binding and enforceable in accordance with their terms.  The Company has fulfilled or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts and Leases.  The Company has complied in all material respects with the provisions of each such Contract or Lease and is not in material Default thereunder, and, to the Knowledge of the Company, all other parties to such Contracts and Leases have complied in all material respects with the provisions thereof and no party is in material Default thereunder.  No notice of any claim of Default has been given to the Company.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or, to the Knowledge of the Company, any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract.

3.10.        Permits.

(a)           Schedule 3.10 of the Disclosure Schedules sets forth a complete list of all Permits used in the operation of the Business or otherwise held by the Company.  The Company has, and at all times has had, all material Permits required under any Regulation (including Environmental Laws) in the operation of its Business, and owns or possesses such Permits free and clear of all Encumbrances.  The Company is not in Default, nor has the Company received any notice of any claim of Default, with respect to any such Permit.  Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement.  No present or former officer, manager, member, Representative or employee of the Company or any Affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses or uses.

(b)           The Permits set forth on Schedule 3.10 of the Disclosure Schedules collectively constitute all of the Permits necessary to permit the Company to lawfully conduct and operate the Business in the manner that the Business is currently conducted and to permit the Company to own and use its assets in the manner in which the Company currently owns and uses its assets.

3.11.        No Conflict or Violation.  Except as set forth on Schedule 3.11 of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of the Company, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance upon or with respect to any of the assets of the Company under any of the terms, conditions or provisions of any Contract, Lease or Permit, (i) to which the Company is a party or (ii) by which the assets of the Company are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on any of the assets of the Company, (e) cause Buyer, the Company or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax, or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Permits that are held by the Company or that otherwise relate to the Business or any of the assets of the Company.

3.12.        Financial Statements and Other Financial Information.  The Company has heretofore delivered to Buyer the Financial Statements, copies of which are attached as Schedule 3.12 of the Disclosure Schedules.  The Financial Statements:

(a)           are in accordance with the Books and Records of the Company,

(b)           have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with the past practice of the Company, and

(c)           fairly and accurately present the assets, Liabilities (including all reserves) and financial condition of the Company as of the respective dates thereof and the results of operations and changes in cash flows of the Company for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments shall not be material in the aggregate).

3.13.        Undisclosed Liabilities.  The Company has no Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as reflected or reserved against in the Interim Balance Sheet, (b) for Current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date and (c) for Liabilities that (i) are not required to be set forth on a Balance Sheet in accordance with GAAP and (ii) are not material in amount.

3.14.        Books and Records.  The Books and Records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The Company has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and the Business.  The minute books of the Company previously delivered to Buyer accurately and adequately reflect all action previously taken by the managers and members of the Company.  The copies of the membership interest records of the Company previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in the Company’s membership interests through and including the date hereof.  The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of the Company.

3.15.        Litigation.  Except as set forth on Schedule 3.15 of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of the Company, threatened or anticipated (a) that are against, related to or affecting (i) the Company, the Business or the assets of the Company (including with respect to Environmental Laws), (ii) any officers or managers of the Company that are involved in the operations of the Business or (iii) any member of the Company in such member’s capacity as a member of the Company, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements, (c) against the Company or any officer or manager of the Company that involve the risk of criminal liability or (d) in which the Company is a plaintiff.  The Company is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, the Business or the assets of the Company.  There is not a reasonable likelihood of an adverse determination of any pending Actions set forth on Schedule 3.15 of the Disclosure Schedules or otherwise related to or affecting the Business.  There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company, the Business or the assets of the Company.

3.16.        Labor Matters.

(a)           Schedule 3.16 of the Disclosure Schedules contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position.  No executive or key employee of the Company and no group of employees or contractors of the Company, including salespersons, has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services for the Company.

(b)           The Company has not violated any applicable Regulation or Court Order regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor or employment related matters, including without limitation any Regulation or Court Order relating to wrongful discharge, discrimination, personal rights, wages, hours, collective bargaining, fair labor standards or occupational health and safety.  Without limiting the foregoing, the Company is in compliance with all Employment Statutes.

(c)           The Company is not and has never been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee of the Company.  There are no unfair labor practice charges pending before the National Labor Relations Board or any other governmental authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees.  The Company has not experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(d)           (i) The Company has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any governmental authority with respect to any persons currently or formerly employed by the Company; and (iii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices.

(e)           There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f)            With respect to the transactions contemplated by this Agreement, any notices required under any Law or collective bargaining agreement have been given and all bargaining obligations with any employee representative have been satisfied.  In the three years prior to the date of this Agreement, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Regulation) affecting any site of employment or facility of the Company.

(g)           Schedule 3.16(g) contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such Person.  Except as set forth on Schedule 3.16(g), the Company does not engage or retain any independent contractors, consultants, agents or agency employees.  The Company has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

3.17.        Compliance with Law.  The Company and the conduct of the Business have not violated and are in compliance in all material respects with all Regulations and Court Orders relating to the Company, the Business or the assets of the Company taken as a whole.  The Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and the Company has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

3.18.        Intellectual Property.

(a)           Intellectual Property Assets.  Schedule 3.18(a) of the Disclosure Schedules sets forth a true and complete list of all of the Business Registered Intellectual Property, all of which is registered in the name of the Company.  Schedule 3.18(a) of the Disclosure Schedules also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark, service mark, logo, and trade name, the application/serial number or registration number, the class of goods covered and the expiration date for each country, (iii) for each copyright, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed, (iv) for each Internet domain name (other than Arbitrage Business Domain Names), the Internet domain name registration, the expiration date, the name of the registrant and the name of the registrar, and (v) all actions that must be taken by the Company within 60 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Business Registered Intellectual Property.  Schedule 3.18(a) of the Disclosure Schedules also sets forth all unregistered trademarks, service marks, logos and trade names owned by the Company or used in connection with the Business.  True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of the Company or in which the Company has any interest whatsoever, or is otherwise material to the Business, have been provided to Buyer.  The Company has all right, title or interest in or to all Intellectual Property (other than licenses of Intellectual Property from third parties disclosed on Schedule 3.18(b) of the Disclosure Schedules) related to or used or useful in connection with the operation of the Business.

(b)           Licensing Agreements.  Schedule 3.18(b) of the Disclosure Schedules sets forth a true and complete list of all Contracts containing either (i) a license of (or covenant not to sue related to) Intellectual Property by the Company to a third party, or (ii) a license of (or covenant not to sue related to) Intellectual Property by a third party to the Company (in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law) other than Off-the-Shelf Software Licenses (only for the purpose of limiting the Seller Parties’ disclosure burden, but not otherwise limiting the rest of the representations and warranties included in this Section 3.18(b)).  A true and correct copy of each such Contract has been provided to Buyer.  Such Contracts are legal, valid, binding, enforceable and in full force and effect, and the underlying Intellectual Property for each such Contract is not subject to any outstanding injunction, judgment, order, decree or ruling.  No action, suit, proceeding, hearing, investigation or complaint is pending or, to the Knowledge of the Company threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying Intellectual Property for each such Contract.  The Company has not granted any sublicense or similar right with respect to any such Contract.  Except as set forth on Schedule 3.18(b) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to such Contracts.  The Company and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, any such Contracts, and have not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become a breach or default thereunder.  No party to any such Contract has given notice of termination or repudiation of any provision thereof.  Following the Closing Date, the Company will continue to be permitted to exercise all of the Company’s rights under such Contracts on terms identical to those in effect as of the date of this Agreement and to the same extent the Company would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.  Schedule 3.18(b) of the Disclosure Schedules also sets forth a true and complete list of all royalties, fees, and similar payments that the Company is obligated to pay to any third party who owns or is a licensee of any Intellectual Property, and except as set forth therein, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property.

(c)           Ownership, Validity and Enforceability of Intellectual Property.  The Business Intellectual Property is valid, subsisting, enforceable and in full force and effect, and is not subject to any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the validity, enforceability, registration, ownership or use of the item.  The Business Registered Intellectual Property has not expired or been cancelled or abandoned (other than Arbitrage Business Domain Names allowed to lapse in the ordinary course of business), and is not subject to any pending or threatened opposition, cancellation, interference or similar proceeding.  All necessary registration, maintenance and renewal fees currently due in connection with the Business Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Business Registered Intellectual Property have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Business Registered Intellectual Property (other than Arbitrage Business Domain Names allowed to lapse in the ordinary course of business).  The Company owns all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances, in and to all Business Intellectual Property, and with respect to Business Registered Intellectual Property are listed in the records of the appropriate United States, state and/or foreign authorities as the sole owner for each item thereof.  There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on the Company’s or its Affiliates’ right to sell products owned by or offer services provided by the Company, in connection with the Business, or to transfer or license any Business Intellectual Property.  Except with respect to licenses of Intellectual Property by a third party to the Company, the Company owns all Intellectual Property rights in and all software used in the operation of the Business.  The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Business Intellectual Property, to any other Person or (ii) permitted the Company’s rights in such Business Intellectual Property to enter into the public domain.

(d)           Protection of Intellectual Property.  The Company is taking and has taken reasonable steps to obtain, maintain, police and protect the Business Intellectual Property and to maintain and protect the confidentiality of any trade secrets and other material Confidential Information of the Business.  The Company has the right to use, or has ownership of, free and clear of all Encumbrances, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the current and former customers of the Business, and no Person other than the Company possesses any claims or rights with respect to use of such information.  Without limiting the foregoing, all current and former employees, consultants and contractors of the Company that have created any Intellectual Property used or held for use by the Company have executed such agreements in which they have assigned or otherwise vested all of their rights in and to such Intellectual Property to the Company.  The Company is not, and to the Knowledge of the Company no other party to any such agreement is, in material breach thereof.  No current or former employees, consultants or contractors of the Company own any Intellectual Property used or held for use by the Company.  No Person has asserted, and to the Knowledge of the Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to any Intellectual Property of the Company.

(e)           No Infringement.  The Company has not, and the Business Intellectual Property and operation of the Business have not infringed, conflicted with, misappropriated, or otherwise violated any rights of any Person in or to any Intellectual Property, violated any right to privacy or publicity, nor constituted unfair competition or trade practices under the laws of any jurisdiction to which the Company or the Business is subject.  Except as set forth in Schedule 3.18(e) of the Disclosure Schedules, the Company has not received notice from any Person claiming that the Business Intellectual Property or the operation of the Business infringes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction, including any claim that the Company must license or refrain from using any Intellectual Property rights of any Person (nor does the Company have knowledge of any basis therefore).  The Business Intellectual Property and Intellectual Property licensed to the Company is all of the Intellectual Property necessary for the operation of the Business.

(f)            No Third Party Infringers.  The Company has taken all reasonable and prudent steps to protect the Business Intellectual Property from infringement by any other Person.  No other Person (i) has the right to use the Company’s trademarks or service marks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such Person, to cause confusion with such trademarks or to cause a mistake or to deceive, (ii) has notified the Company that such Person is claiming any ownership of or right to use any of the Business Intellectual Property, or (iii) is infringing upon, violating or misappropriating any of the Business Intellectual Property in any way.

(g)           Liabilities.  Except as set forth on Schedule 3.18(g) of the Disclosure Schedules, the Company has no reasonable basis to believe that it has any present or future liability under any agreement to provide indemnification for infringement of any third-party rights or otherwise, or provide updates, enhancements, improvements, modifications, fixes, support or maintenance for any Intellectual Property.

(h)           No Order.  There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company is a party or is otherwise bound, other than licenses of Business Intellectual Property to third parties and licenses of Intellectual Property to the Company and in each case disclosed on Schedule 3.18(h) of the Disclosure Schedules, that (i) restrict the rights of the Company to use, transfer, license or enforce any Business Intellectual Property; (ii) restrict the current or planned conduct of the Business in order to accommodate a third party’s Intellectual Property; or (iii) grant any third party any right with respect to any Business Intellectual Property that is owned by Company or exclusively licensed to the Company.

(i)            Privacy.  The Company and the Business complies and has complied with all applicable laws and their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Business.  The Company takes and has taken reasonable and prudent measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.  The execution, delivery and performance of this Agreement and the Ancillary Agreements complies and will comply with all applicable laws relating to privacy and the Company’s applicable privacy policies in each case in all respects.  Schedule 3.18(i) of the Disclosure Schedules sets forth a true and complete list of all current and past privacy policies and guidelines of or relating to the Business (true and correct copies of which have been provided to Buyer) and the Company has at all times made all disclosures to users or customers required by applicable laws and none of such disclosures have been inaccurate, misleading, deceptive or in violation of any applicable laws.

(j)            Information Technology Systems.  To the Knowledge of the Company, all information technology systems and computers of the Business, and Business Intellectual Property (and all parts thereof), are free of:  (i) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions; and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such information technology systems, computers or Business Intellectual Property (or any parts thereof) or data or other software of users (“Contaminants”).  The Company takes and has taken reasonable steps, and implements and has implemented reasonable procedures, intended to ensure that information technology systems used in connection with the operation of the Business are free from Contaminants.  The Company has appropriate disaster recovery plans, procedures and facilities for the Business, and takes and has taken reasonable steps to safeguard the information technology systems and computers used in the operation of the Business.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such information technology systems and computers.  The Company has implemented security patches or upgrades that are generally available for such information technology systems and computers where such patches or upgrades are reasonably required to maintain their security.

(k)           No Required Consents.  Except as set forth on Schedule 3.18(k) of the Disclosure Schedules, there are no agreements relating to Business Intellectual Property or Intellectual Property licensed to the Company that require a consent or waiver for the transactions contemplated by this Agreement or the Ancillary Agreements.

(l)            Transaction.  Except as set forth on Schedule 3.18(l) of the Disclosure Schedules, the transactions contemplated by this Agreement and the Ancillary Agreements will not result in Buyer, the Company, the Sellers or any of their respective Affiliates:  (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party.  As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

(m)          Open Source.  Except as set forth on Schedule 3.18(m) of the Disclosure Schedules, no open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution of or to use software for commercial purposes (collectively “Open Source”), has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any software that is Business Intellectual Property.

(n)           Source Code.  The execution of this Agreement or any Ancillary Agreement, will not result in the disclosure to a third Person of any Source Code for software that is Business Intellectual Property (including without limitation any release from escrow of any such Source Code) or the grant of incremental rights to a Person with regard to such Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on behalf of the Company to any Person of any Source Code for software that is Business Intellectual Property, and no portions of such Source Code have been disclosed, delivered or licensed to a third Person.  As used in this paragraph, an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

3.19.        Employee Benefit Plans.

(a)           Schedule 3.19(a) of the Disclosure Schedules sets forth a complete and correct list of all Company Plans.  The Company has made available to Buyer a true and complete copy, as applicable, of (i) each Company Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three most recent annual reports with accompanying schedules and attachments, filed with respect to each Company Plan required to make such a filing, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received IRS determination letter, if any, issued by the IRS and each currently pending application to the IRS for a determination letter with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Company Plan, (vi) all material records, notices and filings concerning IRS or Department of Labor audits or investigations, and (vii) all non-routine, written communications relating to any Company Plan and any proposed Company Plans.  The Company has no plan or commitment to adopt or enter into any additional Company Plan or to amend or terminate any existing Company Plan.

(b)           No Company Plan is, and neither the Company nor any ERISA Affiliate of the Company contributes to, has ever contributed to or has any Liability or obligation, whether actual or contingent, with respect to any (A)  “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (C) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (D) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(c)           The Company has no obligation to provide health, accident, disability, life insurance or death benefits with respect to any current or former employees, consultants or managers or any retirees of the Company, or the spouses, dependents or beneficiaries of any of the foregoing, beyond the termination of employment or service of any such employee, consultant, manager or retiree, whether under a Company Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Regulation.  There has been no communication to any current or former employee, consultant, manager or any retiree of the Company, or the spouses, dependents or beneficiaries of any of the foregoing that would reasonably be expected to promise or guarantee any such health, accident, disability, life insurance or death benefits.

(d)           Except as set forth on Schedule 3.19(d) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or manager of the Company or any group of such employees, consultants or managers to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or manager or any such group of employees, consultants or managers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(e)           Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Regulations, including, without limitation, ERISA and the Code.  The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Plan.  No Action is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Company Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course).  With respect to each Company Plan: (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable Regulation.

(f)            The Company has not failed to distribute any required reports or descriptions of Company Plans to any Company Plan participants (including without limitation any summary annual reports or summary plan descriptions).  No excise tax could reasonably be expected to be imposed upon the Company under Chapter 43 of the Code.  The Company has not made any filing in respect of any Company Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(g)           Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.  Each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.  There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(h)           All contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates, or, to the extent not yet due, have been adequately accrued on the Company’s Balance Sheet.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental authority.

(i)            No Company Plan, and neither the Company nor any Company Plan fiduciary with respect to any Company Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the PBGC or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(j)            Schedule 3.19(j) of the Disclosure Schedules sets forth any and all indebtedness in excess of $10,000 owed to the Company by any current or former employee; consultant or manager of the Company.

(k)           No Company Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company (or any dependent thereof) subject to the laws of any jurisdiction outside of the United States.

(l)            The Company and each of its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Regulations (including the proposed regulations) thereunder.  No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.  The obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.  No Company Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

3.20.        Transactions with Certain Persons.  Except as set forth on Schedule 3.20 of the Disclosure Schedules, no member, officer, manager, Representative or employee of the Company or any Affiliate of the Company nor any member of any such Person’s immediate family is presently, or within the past three years has (a) been a party to any transaction with the Company, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, managers or employees of the Company) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a shareholder, member, officer, director, trustee or partner; (b) been engaged in competition with the Business; or (c) has had business dealings or a material financial interest in any transaction with the Company or with respect to the Business (other than business dealings or transactions conducted in the ordinary course of the business with the Company at substantially prevailing market prices and on substantially prevailing market terms).

3.21.        Certain Payments. To the Knowledge of the Company, neither the Company nor any of such Person’s managers, officers, members, Representatives or employees or any other Person affiliated with or acting for or on behalf of the Company or the Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of their respective Affiliates or (iv) in violation of any Regulations (including, without limitation, the United States Foreign Corrupt Practices’ Act), or (b) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company.  Neither the Company nor any Affiliate of the Company has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers or advertisers and has at all times done business in an open and ethical manner.

3.22.        Tax Matters.

(a)           The Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed.  All such Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been paid.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a Tax Authority in a jurisdiction where Tax Returns have not been filed by the Company that the Company is or may be subject to taxation by that jurisdiction.

(b)           No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority or other governmental authority.  There are no pending (or, based on written notice, threatened) audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of the Company.  There are no matters under discussion with any Tax Authority or other governmental authority, or known to the Company, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company.  No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.  The Company has delivered or made available to Buyer complete and accurate copies of federal, state and local income Tax Returns of the Company and its predecessors for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessor of the Company) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes of any type.  The Company (or any predecessor of the Company) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.  Except as set forth on Schedule 3.22(b) of the Disclosure Schedules, no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority.

(c)           The unpaid Taxes of the Company do not, as of the Closing Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)           There are no Encumbrances for Taxes upon any property or asset of the Company (other than for current Taxes not yet due and payable).

(e)           All Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, by the Company have been timely withheld, collected, deposited or paid.  No transaction contemplated herein is subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(f)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, or any prepaid amount received on or prior to the Closing.

(g)           There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company.

(h)           The Company does not have any liability for the Taxes of any other Person as a transferee or successor, by Contract, or otherwise.

(i)            The Company is and has always been treated as a partnership for United States federal and state income tax purposes.  No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to the Company.

(j)            The Company does not own and will not own at the Closing a United States real property interest within the meaning of Section 897(c) of the Code, and no amounts are required to be withheld pursuant to Section 1445 upon the sale of the Units pursuant to this Agreement.

(k)           The Company (i) has not been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (iii) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(l)            The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.  If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.  The Company has not participated, and does not plan to participate, in any Tax amnesty program.

(m)          Each Company Plan and each other contract, agreement, plan, program or arrangement maintained, established or entered into by the Company that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been (i) operated in good faith compliance with Section 409A of the Code or an available exemption therefrom from January 1, 2005 through December 31, 2008 (to the extent in existence during such period), and (ii) maintained and operated, since January 1, 2010 (to the extent in existence since such date), in documentary and operational compliance with Section 409A or the Code or an available exemption therefrom.  No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company as a result of the operation of Section 409A of the Code.  The Company is in compliance in all material respects with Section 457A of the Code and no amounts paid or payable by the Company are subject to any Tax or penalty imposed under Section 457A of the Code.

(n)           Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(o)           There is no Contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up or reimbursement payment to any Person,

including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

3.23.        Insurance.  Schedule 3.23 of the Disclosure Schedules contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability (which list shall be for three years) and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by the Company with respect to or that covers the Business.  True and correct copies of all such policies or binders have been delivered to Buyer.  All insurance coverage applicable to the Company or the Business is in full force and effect.  There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion.  There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received.  There are no provisions in such Insurance Policies for retroactive or retrospective premium adjustments.  There are no outstanding performance bonds covering or issued for the benefit of the Company.  To the Knowledge of the Company, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders.  No insurer has advised the Company that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

3.24.        Customers.  Schedule 3.24 of the Disclosure Schedules sets forth a complete and accurate list of the names and addresses of each of the ten largest customers of the Business based on dollar revenues during the last fiscal year, showing the approximate total revenues in dollars from each such customer during such fiscal year.  Since the Interim Balance Sheet Date, there has been no adverse change in the business relationship of the Company with any customer named on Schedule 3.24 of the Disclosure Schedules.  The Company has not received any communication from any customer named on Schedule 3.24 of the Disclosure Schedules of any intention to terminate or materially reduce purchases of products (including Internet domain names) or services.

3.25.        Compliance with Environmental Laws. To the Knowledge of the Company, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and no material expenditures are required in order to comply with such existing statute, law or regulation.  The Company has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding an alleged violation of or non-compliance with the conditions of any Environmental Law, nor is the Company aware of any basis for such claim, notice, inquiry or investigation.

3.26.        Banking Relationships.  Schedule 3.26 of the Disclosure Schedules sets forth a complete and accurate description of all arrangements that the Company or the Business has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.

3.27.        No Brokers.  Neither the Company nor any of its respective members, officers, employees, Representatives or Affiliates, nor any other Seller Party has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company, Buyer, the Sellers or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.28.        No Other Agreements to Sell the Assets or Equity Interests of the Company.  No Seller Party or Affiliate or Representative of any Seller Party has any commitment or legal obligation, absolute or contingent, to any other person or firm other than Buyer to sell, assign, transfer or effect a sale of any of the assets of the Company, to sell or effect a sale of any equity interest in the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.  The Company is not currently engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing.

3.29.        Material Misstatements or Omissions.  No representations or warranties by the Seller Parties in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including, without limitation, the Disclosure Schedules, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, individually and not as to any other Seller, hereby represents and warrants to Buyer as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

4.1.          Organization.  Such Seller, if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.

4.2.          Authorization.  Such Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is to be a party, to consummate the transactions contemplated hereby and thereby and to perform his, her or its obligations hereunder and thereunder.  No other proceedings on the part of such Seller are necessary to authorize this Agreement and the Ancillary Agreements to which he, she or it is to be a party and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by such Seller and is, and upon execution and delivery of the Ancillary Agreements to which he, she or it is to be a party, each of such Ancillary Agreements will be legal, valid and binding obligations of such Seller enforceable against him, her or it in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3.          No Conflict or Violation.  The execution and delivery by such Seller of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which such Seller is to be a party and the performance of this Agreement and the Ancillary Agreements will not, (i) if such Seller is an entity, conflict with or violate any provision of the Organizational Documents of such Seller; (ii) conflict with or violate any law applicable to such Seller or by which any property or asset of such Seller is bound; or (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or Default (or an event which with notice or lapse of time or both would become a Default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any material Contract to which such Seller is a party or to which any of his, her or its property or assets is subject.

4.4.          Consents and Approvals.  No notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person is required to be made or obtained by such Seller or any Affiliate of such Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is to be a party and the consummation of the transactions contemplated hereby and thereby by such Seller.

4.5.          Title to Units.  Such Seller is the sole record and beneficial owner of the number of Units set forth opposite his, her or its name on Schedule 1.2 of the Disclosure Schedules.  Such Seller has full power and authority to sell, transfer, assign and deliver such Units to Buyer as provided in this Agreement.  Each of the Units owned by such Seller is owned free and clear of, and none of such Units is subject to, any Encumbrances (other than any restrictions imposed by securities Regulations applicable to unregistered securities generally).  Upon the Closing, each such Unit will have been duly transferred to Buyer, good and transferable title to each such Unit will be held by Buyer free and clear of any Encumbrances (other than any restrictions imposed by securities Regulations applicable to unregistered securities generally), and Buyer will be the sole record and beneficial owner of all such Units.

4.6.          Affiliate Transactions.

(a)           Except as disclosed on Schedule 4.6(a), none of such Seller, any Affiliate of such Seller or any entity in which any such Person owns any beneficial interest, is engaged in any transaction described in Section 3.20.  The Company has no Liabilities to such Seller or any Affiliate of such Seller, other than employment- related Liabilities arising in the ordinary course of business.

(b)           There are no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) owed to the Company by such Seller or any Affiliate of such Seller.

4.7.          Litigation.  There are no Actions pending or, to such Seller’s knowledge, currently threatened against such Seller or its Affiliates, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is to be a party.

4.8.          No Brokers.  Neither such Seller nor any of such Seller’s respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Seller Parties, Buyer, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.9.          Accredited Status.

(a)           Each Accredited Member acknowledges that he, she or it can bear the economic risk of his, her or its investment in the Buyer Common Stock.  Such Accredited Member has the capacity to protect his, her or its own interests in connection with the Buyer Common Stock and bear the risk of his, her or its investment in the Buyer Common Stock.  Such Accredited Member is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act.

(b)           The Buyer Common Stock to be acquired by such Accredited Member will be acquired for investment for such Accredited Member’s own account (or a trust account if such Accredited Member is a nominee), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Accredited Member has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such Accredited Member does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Common Stock.

(c)           Such Accredited Member has received and reviewed information about Buyer and has had an opportunity to discuss Buyer’s business, management and financial affairs with its management and to review Buyer’s facilities.  Such Accredited Member understands and acknowledges that such discussions, as well as any written information issued by Buyer (i) were intended to describe the aspects of Buyer’s business and prospects which Buyer believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause Buyer’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements.

(d)           Such Accredited Member understands that the Buyer Common Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Accredited Member’s representations as expressed in this Section 4.9.  Such Accredited Member understands that the Buyer Common Stock is a “restricted security” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Accredited Member must hold the Buyer Common Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Such Accredited Member acknowledges that Buyer has no obligation to register or qualify the Buyer Common Stock for resale.  Such Accredited Member further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Common Stock, and on requirements relating to Buyer which are outside of such Accredited Member’s control, and which Buyer is under no obligation and may not be able to satisfy.  Such Accredited Member acknowledges that Buyer will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 4.9(d) and will transfer securities on the books of Buyer only to the extent not inconsistent therewith.

4.10.        Exculpation by Seller.  Such Seller acknowledges that, with respect to tax considerations involved in the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is to be a party, such Seller is not relying on Buyer or the Company (or any agent or representative of the same) and acknowledges and agrees that Buyer has not made any representations or warranties regarding the tax or treatment of any transaction contemplated by this Agreement and the Ancillary Agreements to which such Seller is to be a party.  Such Seller has carefully considered and, to the extent that it believes such discussion necessary, has discussed with its professional tax advisors the consequences of the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is to be a party.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller Parties as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

5.1.          Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own and lease its properties and assets and conduct its business as such business is presently being conducted.

5.2.          Authorization.  Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Buyer, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is to be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer.  No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements to which Buyer is or will be a party and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery of the Ancillary Agreements to which Buyer is or will be a party, the Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

5.3.          No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or (c) violate any Regulation or Court Order.

5.4.          Equity Consideration.  All of the shares of Buyer Common Stock to be issued as part of the Equity Consideration shall, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of Buyer Common Stock shall be subject to any preemptive rights.

5.5.          No Brokers.  Neither Buyer nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer, any Seller Party or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI.
COVENANTS

The Company, each Seller (severally, and not jointly with any other Seller) and Buyer each covenant and agree with the other as follows:

6.1.          Confidentiality and Non-Competition.

(a)           Each Seller acknowledges that such Seller has knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Business and constitutes valuable trade secrets of the Business, which affect, among other things, the successful conduct, furtherance and protection of the Business and related goodwill.  Each Seller acknowledges that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of Buyer and its Affiliates or their respective customers, advertisers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets.  Each Seller agrees that a substantial portion of the Consideration is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Buyer and its Affiliates, and constitutes a substantial part of the value to Buyer and its Affiliates of the Business and the assets of the Company.  Each Seller further acknowledges that Buyer and its Affiliates would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates.  Accordingly, each Seller covenants and agrees that he or it shall not, directly or indirectly, and shall use his, her or its commercially reasonable efforts to ensure that any agents, Representatives, Affiliates and any other persons acting on such Seller’s behalf (each Seller and such agents, Representatives, Affiliates and other persons with respect to each Seller being collectively referred to as “Restricted Persons”) do not, without the prior written consent of Buyer, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable except that Sellers may use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item is:

(i)            or becomes generally known on a non-confidential basis to persons in the industry, through no wrongful act of any Restricted Person, in which Buyer or the Company is engaged;

(ii)           or becomes available to a Restricted Person on a non-confidential basis from a source other than Buyer, any Seller Party or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, any Seller Party or any other Person with respect to such information.

(b)           Each Principal Seller hereby acknowledges that Buyer and its Affiliates will invest substantial time, money and resources in acquiring the Business, as well as in the development and retention of the Company’s inventions, Confidential Information, customers, accounts and business partners.  Therefore, each Principal Seller hereby agrees that, if allowed to participate in Competitive Activities in violation of this Section 6.1(b), such Principal Seller would substantially impair the value of the assets being acquired by Buyer.  Each Principal Seller agrees that for a two year period following the Closing Date, subject to the proviso set forth at the end of this Section 6.1(b), each Principal Seller shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, stockholder, beneficial owner or in any other capacity, and shall use such Principal Seller’s best efforts to ensure that all other Restricted Persons do not, directly or indirectly:

(i)            engage in the development, promotion, enhancement or operation of (a) a data analytics or warehousing platform with the primary purpose of optimizing the delivery of media content, including advertising, over the Internet; or (b) an application with the primary purpose of optimizing the delivery of media content, including advertising, through Facebook or other Internet-based social media platforms (the “Competitive Activities”);

(ii)           own any interest in, manage, operate, join or control any business or organization that engages in a Competitive Activity;

(iii)          solicit for employment, employ or engage any person or entity who is or becomes employed by Buyer or any of its Affiliates; or

(iv)          solicit or entice customers or distribution partners of Buyer or any of its Affiliates to cease doing business with or reduce its relationship with Buyer or any of its Affiliates;

provided, that the ownership of less than 1% of the outstanding equity interests in a publicly traded entity shall not constitute a violation of this Section 6.1(b) so long as no Principal Seller or other Restricted Persons has any active participation in the business of such entity; provided further that, in the case of Folie Investment Group LLC or Michael Blend, the ownership of less than 5% of the outstanding equity interests in an entity shall not constitute a violation of this Section 6.1(b) so long as no such Person (or such Person’s Restricted Persons) has any active participation in the business of such entity.

(c)           Each Seller hereby expressly acknowledges that the covenants contained in this Section 6.1 are integral to this Agreement and the transactions contemplated hereby and that without the protection of such covenants, Buyer would not have entered into this Agreement.  Each Seller hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Buyer and/or its Affiliates in connection with an actual or threatened breach by a Restricted Person of the provisions of this Section 6.1.  Accordingly, on his, her or its own behalf and on behalf of each of his, her or its Restricted Persons, each Seller hereby expressly waives all rights to raise the adequacy of Buyer’s remedies at law as a defense if Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 6.1.  In addition, Buyer shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.1.  Each Seller hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 6.1 should such enforcement ever become necessary.

6.2.          Further Assurances.  Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing.  Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts and Leases, provided that neither Buyer nor any of its Affiliates shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals; provided, further, that the Company or any of its respective Affiliates shall not be required to make any extraordinary payments or commence litigation to obtain any such waivers, consents or approvals; (ii) to obtain all necessary Permits as are required to be obtained under any Regulations; (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (v) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by governmental authorities; and (vi) to fulfill all conditions to this Agreement.  The Company shall provide Buyer with a reasonable opportunity to review, comment on and approve any waivers, consents, approvals, notices, orders, registrations and filings to be made, given or used by the Company and shall promptly deliver to Buyer a copy of each such registration or filing made, each such notice given and each such waiver, consent, approval or order obtained by the Company prior to the Closing Date.  In addition, the Company will commence all action required under this Section 6.2 by a date which is early enough to allow the transactions contemplated hereunder to be consummated by the Closing Date.

6.3.          No Solicitation.  From the date hereof through the Closing or the earlier termination of this Agreement, no Seller shall, and each of them shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, and the Company shall not, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Company’s assets, or of any membership interests of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Proposed Acquisition Transaction”).  From the date hereof through the Closing or the earlier termination of this Agreement, no Seller shall, directly or indirectly, through any member, officer, employee, Representative, agent or otherwise, and the Company shall not, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction.  The Company shall promptly advise such prospective purchaser or soliciting party, by written notice (with a copy to Buyer) of the terms of this Section 6.3 and will promptly notify Buyer (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Buyer with a copy of such offer, the terms of any proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, and shall keep Buyer informed on the status of any negotiations regarding such offer.  Each Seller Party agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

6.4.          Notification of Certain Matters.  From the date hereof through the Closing, the Company shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of any Seller Party or any Affiliate of any Seller Party, or of any of their respective Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.  The Company shall promptly notify Buyer of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect the Company or the Business.

6.5.          Investigation by Buyer.  From the date hereof through the Closing Date, the Company shall, and shall cause its respective members, officers, employees and agents to, afford the Representatives of Buyer and its Affiliates complete access at all reasonable times to the Company and the Business for the purpose of inspecting the same, and to the members, officers, employees, agents, attorneys, accountants, properties, Company Plans, Books and Records and Contracts of the Company, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its Affiliates, through their respective Representatives, may reasonably request, including an unaudited combined balance sheet and the related statements of income, retained earnings and cash flow of the Business for each month from the date hereof through the Closing Date within ten calendar days after the end of each month which financial statements shall (i) be true, correct and complete, (ii) be in accordance with the Books and Records of the Company and (iii) accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein consistent with past practices.

6.6.          Conduct of Business.  Between the date of this Agreement and the Closing Date, the Company shall conduct the Business in the ordinary course of business consistent with past practice and shall not take any action inconsistent with this Agreement or the consummation of the Closing.  Without limiting the generality of the foregoing, the Company shall not, except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

(a)           issue, or commit to issue, any Units or other equity interest in the Company or any security convertible into or exchangeable for such Units or other equity interest; grant any registration rights; purchase, redeem, retire or otherwise acquire any Units; or declare or pay any dividend or other distribution or payment in respect of the Units;

(b)           amend any Organizational Documents of the Company;

(c)           fail to take reasonable actions to prevent any actual or threatened material adverse change in the financial condition, working capital, members’ equity, assets, Liabilities, reserves, revenues, income or earnings of the Business or of the Company;

(d)           adopt or change any Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; file any material Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; in each case relating to the Business, the Company, any of the assets of the Company, or any of the Liabilities of the Business;

(e)           revalue any assets of the Company or relating to the Business, including, without limitation, writing off notes or accounts receivable;

(f)            fail to take reasonable actions to prevent any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the assets of the Company or the Business;

(g)           cancel any indebtedness or waive or release any material right or claim of the Company or relating to the Business;

(h)           (i) hire or terminate any employee, consultant or manager (except with respect to non-executive employees with aggregate annual compensation below $50,000 hired in the ordinary course of business consistent with past practice), (ii) pay, announce, promise or grant, whether orally or in writing, increase or establish (each, as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by the Company, including without limitation, any increase or change pursuant to any Company Plan (except as required by any Regulation), or (iii) enter into, adopt or amend any Company Plan;

(i)            take any action which could reasonably be expected to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of the Company or the relationships between the employees of the Company and the management of the Company;

(j)            enter into, amend, cancel or terminate any Contract, Lease or Permit to which the Company is a party or otherwise relating to the Business, including, without limitation, any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company of at least $20,000, except in the ordinary course of business;

(k)           mortgage, pledge or otherwise encumber any assets of the Company or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(l)            sell, assign or transfer any assets of the Company or relating to the Business, other than in the ordinary course of business;

(m)          transfer the registration of any Business Domain Names or fail to timely renew the registration of any Business Domain Names (including any Internet domain names that become Business Domain Names after the date hereof);

(n)           incur indebtedness of the Company for borrowed money, commit to borrow money, make or agree to make loans or guarantee indebtedness;

(o)           incur Liabilities of the Company, except Liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company;

(p)           pay, discharge or satisfy any Liabilities of the Company other than in the ordinary course of business;

(q)           make capital expenditures relating to the Business, execute any Lease to which the Company is a party or incur any obligations to make any capital expenditures or execute any Lease;

(r)            fail to pay or satisfy when due any material Liability of the Company or related to the Business;

(s)           fail to carry on diligently the Business in the ordinary course so as to preserve for Buyer the Business and the goodwill of the suppliers, customers and advertisers of the Business and others having business relations with the Company or the Business;

(t)            dispose, sell, transfer, assign, encumber, pledge, license, abandon, fail to maintain, or allow to lapse any Intellectual Property of the Company or relating to the Business or dispose or disclose to any Person any Intellectual Property of the Company or relating to the Business not theretofore a matter of public knowledge; or

(u)           agree, whether orally or in writing, to do any of the things described in the preceding clauses (a) through (t) other than as expressly provided for herein.

6.7.          Tax Matters.

(a)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be paid by Sellers when due, and each Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  Each Seller shall provide Buyer with evidence reasonably satisfactory to Buyer that such Transfer Taxes have been paid by such Seller.

(b)           Buyer in cooperation with the Seller Representative shall prepare an allocation of Consideration among the assets being acquired by Buyer in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”).  Buyer shall deliver such Allocation to the Seller Representative as soon as practicable after the Closing Date.  The Seller Representative shall within thirty (30) days of receipt of the Allocation notify Buyer in writing that it is in agreement with the Allocation or of any objections the Seller Representative has to the Allocation.  Buyer and the Seller Representative shall act in good faith to resolve any disagreement over the Allocation.  In the event that the parties cannot agree on a mutually satisfactory Allocation within ninety (90) days after the Closing Date, Value Prism Consulting shall, at the joint expense of Buyer (on the one hand) and Sellers (on the other hand), determine the appropriate Allocation, which determination shall be binding on the parties.  Once Buyer and the Seller Representative are in agreement on the Allocation, Sellers and Buyer shall (i) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns (including, without limitation, in the filing of Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (ii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  Not later than 30 calendar days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

(c)           Sellers shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and Sellers shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date.  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company, as applicable, with respect to such items, except as required by applicable law.  At least ten (10) days prior to filing any such Tax Return, the Seller Representative shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld.

(d)           Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date, and Sellers shall pay all Taxes due with respect to such Tax Returns, except to the extent that such Taxes are both (A) included in the calculation of Working Capital that is reflected on the Closing Statement and (B) taken into account in determining the Working Capital Adjustment Amount.  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company, as applicable, with respect to such items, except as required by applicable law.  Buyer shall deliver at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Seller Representative for Seller Representative’s review a draft of such Tax Returns.  Buyer shall consider in good faith any comment that Seller Representative submits to Buyer no less than five (5) Business Days prior to the due date of such Tax Returns.  Sellers shall make the payment due to Buyer under this Section 6.7(d) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(e)                                  Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company for a Straddle Period.  Buyer shall deliver at least ten (10) days prior to the due date for the filing of such Straddle Period Tax Return to Seller Representative for Seller Representative’s review a draft of such Tax Return, and Sellers shall pay all Taxes due with respect to the Pre-Closing Portion of such Straddle Period Tax Returns (as determined pursuant to Section 6.7(f)), except to the extent that such Taxes are both (A) included in the calculation of Working Capital that is reflected on the Closing Statement and (B) taken into account in determining the Working Capital Adjustment Amount.  Buyer shall consider in good faith any comment that Seller Representative submits to Buyer no less than five (5) Business Days prior to the due date of such Tax Returns that relates to the Pre-Closing Portion of such Straddle Period.  Sellers shall make the payment due to Buyer under this Section 6.7(e) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(f)                                    With respect to Taxes of the Company relating to a Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date (the “Pre-Closing Portion”) will be: (i) in the case of Property Taxes, the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (2) the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(g)                                 Buyer and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Buyer and Sellers shall retain all Books and Records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(h)                                 Buyer and the Company, on the one hand, and Sellers and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”).  Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contests except to the extent such party was actually prejudiced as a result thereof.  Buyer shall have sole control of the conduct of all Tax Contests, including any settlement or compromise thereof, provided, however, that Buyer shall keep Sellers reasonably informed of the progress of any Tax Contest and shall not effect any such settlement or compromise with respect to which Sellers are liable without obtaining Sellers’ prior written consent thereto, which shall not be unreasonably withheld or delayed.  In the event of any conflict or overlap between the provisions of this Section 6.7(h) and Section 8.2, the provisions of this Section 6.7(h) shall control.

6.8.                              Audits.  Seller Parties shall cooperate with Buyer and Buyer’s independent public accountants (“Buyer’s Accountants”) in connection with the completion of any audit subsequent to the Closing of the historical financial statements of the Company and/or the Business for the fiscal years ended December 31, 2008, 2009 and 2010 and the preparation of any disclosure document of Buyer or its Affiliates to be used by Buyer or its Affiliates to obtain financing and/or to register securities of the Company (in each case, a “Disclosure Document”) including, without limitation, any registration statement under the Securities Act and any syndication memorandum for debt financing of Buyer.  Such cooperation shall include, without limitation (a) assisting Buyer and/or Buyer’s Accountants in the preparation, audit and review of financial statements for the Company and/or the Business for any fiscal years or portions thereof reasonably determined by Buyer that may be necessary for inclusion in any Disclosure Document or in any filing that Buyer may desire to make with the U.S. Securities and Exchange Commission (“SEC”) or other regulatory authority, (b) executing and providing any certifications, representation letters or similar documents and providing such other information as Buyer or Buyer’s Accountants may request in conjunction with an audit of such financial statements and/or in conjunction with Buyer’s Accountants’ preparation of any comfort letters with respect to any Disclosure Document (and responding to any inquiries from Buyer or Buyer’s Accountants in connection with any such certifications, representation letters or other information), (c) providing Buyer with access to the Company’s prior accountants’ work papers relating to any such financial statements and information (if any), (d) assisting in the preparation of responses to comments received from the Staff of the SEC with respect to any such financial statements included in any SEC filings, (e) assisting in the preparation of any statutory or regulatory audits required to be filed with respect to the Company and/or the Business in any jurisdiction and (f) executing and providing appropriate managers’ certifications of any such financial statements pursuant to the Sarbanes-Oxley Act of 2002 and responding to inquiries from Buyer’s management in connection with any such managers’ certification.  Buyer agrees that Seller Parties shall not be responsible for payments of any third-party costs and expenses relating to the matters contemplated by this Section 6.8 (other than preparation and completion of the Company Audit, which shall be at the expense of the Company).

6.9.                              Collection of Accounts Receivable.  In the event that, following the Closing Date, any Seller receives any payments from a third party that relate to any accounts receivable of the Company or that otherwise are for the account of the Business, such Seller shall, promptly following receipt of any such payment, transfer such payments to Buyer or a bank account designated by Buyer.

6.10.                        Employee Matters.  Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any employee, independent contractor, manager or other service provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers; (ii) create any third-party rights in any such current or former service provider of the Company (or any beneficiaries or dependents thereof); (iii) constitute an amendment or modification of any Plan, or (iv) obligate Buyer to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Buyer from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.

6.11.                        Post-Closing Buyer Equity Grants.  Within five (5) Business Days after the Closing Date, Buyer shall grant to the individuals identified on Schedule 6.11 hereto (subject to such individual’s continued employment with the Company or a Company Affiliate through such grant date), restricted stock units covering shares of Buyer Common Stock (or shares of Buyer Common Stock, if applicable) in such amounts and on such vesting and other terms as are identified on Schedule 6.11 and otherwise in a manner in accordance with the terms and conditions of Buyer’s applicable equity incentive plan.  Such grants shall be subject to such individuals signing the relevant award agreement in the form prescribed by the Company.

6.12.                        Publicity.  Neither Buyer nor any Seller Party shall reveal publicly the terms of this Agreement or of the Ancillary Agreements except as required by law (including, if applicable, under applicable securities laws); provided that Buyer and the Company shall issue a joint press release promptly following the Closing, and Buyer may make other appropriate press releases or public announcements regarding the transactions contemplated hereby after the Closing Date, including, without limitation, disclosure of the terms of this Agreement and filings made under applicable securities laws to its investors and to any current or prospective lenders or other sources of debt or equity financing for Buyer.  All press releases shall be provided in advance to the Seller Representative for review.

6.13.                        Release.  In consideration of Buyer’s covenants and agreements contained in this Agreement, effective as of the Closing Date, each Seller (on its own behalf and on behalf of its heirs, executors, administrators, agents, successors, permitted assigns and Subsidiaries) hereby releases, waives and discharges Buyer and the Company and their respective Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect thereof, interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts (including those Contracts set forth in Section 3.9), covenants, fees, costs and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third party witness, with the enforcement of this Agreement and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Claims”), that in any way arise from or out of, are based upon, or relate to any omissions, acts, events or facts that have occurred or occur at any time prior to or as of the Closing Date; provided, that the foregoing release shall not extend to (i) any Claims resulting from or arising under this Agreement, the Ancillary Agreements or any agreement, document or instrument contemplated by or entered into in connection with this Agreement to which such Seller is a party, except to the extent such Claims seek consideration for the Units in excess of that contemplated by this Agreement, (ii) any Claims for reimbursement of expenses, any Claims for compensation payable or due to a Seller or Claims of a Seller under a Company Plan, in each case in connection with Seller’s status as a current or former employee or consultant of the Company, (iii) Claims for reimbursement for losses incurred by a Seller that arise from third party claims (other than claims of any Buyer Indemnitees under this Agreement or any Ancillary Agreements) to the extent (a) such losses are covered by insurance maintained by the Company and (b) the Company’s insurance carrier actually reimburses the Company for such losses, or (iv) any Claims of a Person that was an officer or employee of Buyer prior to the date hereof that are against Buyer and that arise in such Person’s capacity as a current or former officer or employee of Buyer.  This Section 6.13 is for the benefit of the Released Persons and shall be enforceable by any of them directly against such Seller.  With respect to such Claims, each Seller hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”  For the avoidance of doubt, the released Claims shall include any right to receive Premium Consideration.

ARTICLE VII.
CONDITIONS TO CLOSING

7.1.                              Conditions to Obligations of Seller Parties.  The obligations of the Seller Parties to consummate the transactions provided for hereby are subject, in the discretion of the Seller Parties, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Seller Parties:

(a)                                  Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications or material adverse effect qualifications) and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Buyer prior to or on the Closing Date.

(b)                                 No Actions or Court Orders.  No suit, Action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby.

(c)                                  Ancillary Agreements.  Buyer shall have executed and delivered the Ancillary Agreements to which Buyer is a party.

(d)                                 Other Deliveries.  Buyer shall have delivered to Seller Parties, as applicable, each of the items set forth in Section 2.2(a) hereof.

7.2.                              Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

(a)                                  Representations, Warranties and Covenants.  All representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications) and the Seller Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by the Seller Parties prior to or on the Closing Date.

(b)                                 Consents; Regulatory Compliance and Approval.  Any third-party and governmental consents, approvals or authorizations necessary for the valid consummation of the transactions contemplated hereby and identified on Schedule 3.5 of the Disclosure Schedules shall have been obtained.

(c)                                  No Actions or Court Orders.  No suit, Action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or the ability of Sellers to sell the Units, free and clear of all Encumbrances.

(d)                                 Material Changes.  Since the Interim Balance Sheet Date, there shall not have been any Material Adverse Change with respect to any Seller Party or the Business.

(e)                                  FIRPTA Certificate.  The Seller Parties shall furnish Buyer a statement, meeting the requirements under Treasury Regulation 1.1445-11T(d)(2), reasonably satisfactory in form and substance to Buyer and its legal counsel, certifying, under penalty of perjury, that fifty percent (50%) or more of the value of the gross assets of the partnership does not consist of United States real property interests.

(f)                                    Ancillary Agreements.  Each Seller Party shall have executed and delivered each Ancillary Agreement to which such Seller Party is to be a party.

(g)                                 Other Deliveries.  Buyer shall have received from Seller Parties each of the items set forth in Section 2.2(b) hereof.

ARTICLE VIII.
INDEMNIFICATION; REMEDIES

8.1.                              Survival of Representations, Etc.  All of the representations and warranties made by any party in this Agreement or in any attachment, Exhibit, Schedule, the Disclosure Schedules, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of 18 months following the Closing Date (except that the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.27 (No Brokers), 4.1 (Organization), 4.2 (Authorization), 4.5 (Title to Units), 4.8 (No Brokers) and 4.9 (Accredited Status) shall survive indefinitely, the representations and warranties in Section 3.18 (Intellectual Property) shall survive for a period of 24 months after the Closing and the representations and warranties set forth in Sections 3.16(a) (Labor Matters), 3.19 (Employee Benefit Plans) and 3.22 (Tax Matters) shall survive until 30 days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections).  Claims based upon or arising out of any such representations and warranties may be asserted at any time before the expiration date of the applicable representations and warranties.  Seller Parties shall be entitled to rely upon the representations and warranties of Buyer set forth in this Agreement and Buyer shall be entitled to rely upon the representations and warranties of any Seller Party set forth in this Agreement.  The expiration of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the applicable party prior to the expiration of the applicable survival period provided herein.  All of the covenants, agreements and obligations of the parties under this Agreement will survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations (including any extensions thereto).

8.2.                              Indemnification.

(a)                                  By Seller Parties.  Each Seller, severally, shall indemnify, save and hold harmless Buyer and its Representatives and each of Buyer’s direct and indirect stockholders, Affiliates and Subsidiaries (including, following the Closing, the Company), and each of their respective Representatives (collectively, the “Buyer Indemnitees”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), consequential damages and other losses resulting from any shutdown or curtailment of operations, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by any Seller Party in or pursuant to ARTICLE III of this Agreement (in each case, without giving effect to materiality qualifications or Material Adverse Effect qualifications in determining the amount of Damages); (ii) any breach of any representation or warranty or the inaccuracy of any representation made by such Seller in or pursuant to ARTICLE IV of this Agreement (in each case, without giving effect to materiality qualifications or Material Adverse Effect qualifications in determining the amount of Damages); (iii) any breach of any covenant or agreement made by the Company in or pursuant to this Agreement; (iv) any breach of any covenant or agreement made by such Seller in or pursuant to this Agreement; (v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller Party (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement; (vi) any Transaction Expenses that are unpaid as of the Closing and not reflected in the final calculation of Working Capital; (vii) any Claim or allegation that any Seller or other Person is entitled to any amount in connection with Buyer’s acquisition of 100% of the Units other than Cash Consideration or Equity Consideration allocable to Sellers in accordance with Section 1.2; (viii) any Taxes of the Company attributable to any Pre-Closing Tax Period, except to the extent that such Taxes are both (A) included in the calculation of Working Capital that is reflected on the Closing Statement and (B) taken into account in determining the Working Capital Adjustment Amount; or (ix) the Buyer’s failure to withhold a portion of the Consideration payable to such Seller.

For purposes of clarifying the meaning of “several” indemnification by each Seller under this Section 8.2(a), (x) any portion of the Holdback Amount that is retained by Buyer Indemnitees pursuant to this ARTICLE VIII (other than for Claims for indemnification based solely on clause (ii) and/or (iv) of this Section 8.2(a), which are covered solely by clause (z) below) shall be deemed to have been “severally” recovered from all of the Sellers, (y) with respect to Claims for indemnification under this Section 8.2(a) (other than for Claims for indemnification based solely on clauses (ii), (iv) and/or (ix), which are covered solely by clause (z) below) that are not recovered from the Holdback Amount, (i) if any indemnification payment is owed, each Seller’s indemnification obligation pursuant to this ARTICLE VIII shall be equal to such Seller’s Pro Rata Percentage of the applicable Damages with respect to which the indemnification payment is made and (ii) such Claim shall be subject to Section 8.2(h), and (z) in the case of a Claim for indemnification against one or more Sellers based solely on clauses (ii), (iv) and/or (ix) of this Section 8.2(a), the Buyer Indemnitee shall have the right to (A) offset the applicable Damages from the portion of the Holdback Amount that would otherwise be allocable to the Seller(s) responsible for the breach (or, in the case of clause (ix), failure to withhold) that gave rise to such Claim (each, a “Responsible Seller”), in which case each Responsible Seller shall be obligated to promptly pay to the Buyer the amount of Damages arising from the breach  (or, in the case of clause (ix), failure to withhold) that are allocable to such Responsible Seller to replenish such portion of the Holdback Amount; and (B) pursue the indemnification claim directly against each Responsible Seller responsible for such breach (or, in the case of clause (ix), from which a portion of the Consideration should have been withheld) in accordance with the terms of this Agreement (and each such Responsible Seller shall be required to indemnify the Buyer Indemnitees for all Damages arising from such Claim).

(b)                                 By Buyer.  Buyer shall indemnify and save and hold harmless Seller Parties, their Affiliates and their Representatives (collectively, the “Seller Party Indemnitees”) from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; or (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement.

(c)                                  Cooperation.  The indemnified party and the indemnifying party shall cooperate with each other and their attorneys in the investigation, trial and defense of lawsuit or action arising from third party claims and any appeal arising therefrom; provided, however, that the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(d)                                 Indemnifying Parties.  References in this ARTICLE VIII to “indemnifying party” when a Buyer Indemnitee is an indemnified party shall be deemed to be references to the Sellers collectively and, for the avoidance of doubt, the Seller Representative shall represent the Sellers with respect to all such matters as provided in Section 8.2(e).

(e)                                  Defense of Third-Party Claims Involving Buyer Indemnitees.

(i)                                     If a Claim for Damages is to be made by a Buyer Indemnitee hereunder as a result of a third-party claim, Buyer shall, subject to this ARTICLE VIII, give a Claim Notice to the Seller Representative with respect to such Claim as soon as practicable after Buyer becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE VIII, provided, that the failure of Buyer to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Seller Representative demonstrates actual damage caused by such failure.  If any lawsuit or enforcement action is filed by a third party against a Buyer Indemnitee hereunder, written notice thereof shall be given to the Seller Representative as promptly as practicable, provided that the failure of Buyer to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Seller Representative demonstrates actual damage caused by such failure.  After such notice, if the Seller Representative shall acknowledge in writing to the Buyer Indemnitee that the Seller Representative shall be obligated under the terms of its indemnity hereunder in connection with such Claim, then the Seller Representative shall be entitled, if it so elects at its own cost, risk and expense, to participate in the defense of such claim and consult with Buyer in any defense of such claim, it being understood that Buyer shall have the sole right to control such defense (including the right to settle any such claim); provided, however, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that the Buyer Indemnitees shall be entitled to withhold information from the Seller Representative if its provision to the Seller Representative would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the Seller Representative in a manner which would not result in such a waiver.

(ii)                                  Except for third-party claims involving or seeking any (i) non-monetary remedy or monetary Damages in excess of the Holdback Amount, (ii) claims for equitable relief, (iii) potential criminal liability or (iv) alleged breaches of the Fundamental Representations, if the Seller Representative provides written notice to Buyer within fifteen (15) days after receipt of a Claim Notice in respect of a third-party claim, which notice by the Seller Representative irrevocably acknowledges the Sellers’ obligation to indemnify such claim fully, a Buyer Indemnitee shall not enter into a settlement of such third-party claim without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). If a Buyer Indemnitee enters into a settlement of a third-party claim without the consent of the Seller Representative, the Seller Representative shall not be precluded from contesting the amounts owed by the Sellers in respect of such third-party claim on the basis that the settlement by the Buyer Indemnitee was not reasonable in light of the circumstances of such third-party claim or did not constitute, in whole or in part, an indemnifiable loss for purposes of this ARTICLE VIII.

(f)                                    Defense of Third-Party Claims Involving Seller Party Indemnitees.

(i)                                     If a Claim for Damages is to be made by a Seller Party Indemnitee hereunder as a result of a third-party claim, the Seller Representative shall, subject to this ARTICLE VIII, give a Claim Notice to the Buyer with respect to such Claim as soon as practicable after the Seller Representative (or applicable Seller Party Indemnitee) becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE VIII, provided, that the failure of the Seller Representative to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Buyer demonstrates actual damage caused by such failure.  If any lawsuit or enforcement action is filed by a third party against a Seller Party Indemnitee hereunder, written notice thereof shall be given to the Buyer as promptly as practicable, provided that the failure of the Seller Representative to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Buyer demonstrates actual damage caused by such failure.  After such notice, if Buyer shall acknowledge in writing to the Seller Party Indemnitee that Buyer shall be obligated under the terms of its indemnity hereunder in connection with such Claim, then Buyer shall be entitled, if it so elects at its own cost, risk and expense, to defend such claim, it being understood that Buyer shall have the sole right to control such defense (including the right to settle any such claim); provided, however, that Buyer shall not enter into a settlement of such Claim if such settlement would impose any material obligation on a Seller Party Indemnitee other than payment of monetary damages without the prior written consent of Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)                                  In the event Buyer elects not to assume the defense of such Claim, then the applicable Seller Party Indemnitee(s) or Seller Representative may assume the defense of such claim; provided that neither Seller Representative or any Seller Party Indemnitee shall enter into a settlement of such third party claim without the written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).  If a Seller Party Indemnitee enters into a settlement of a third-party claim without the consent of Buyer, Buyer shall not be precluded from contesting the amounts owed by Buyer in respect of such third-party claim on the basis that the settlement by the Seller Party Indemnitee was not reasonable in light of the circumstances of such third-party claim or did not constitute, in whole or in part, an indemnifiable loss for purposes of this ARTICLE VIII.

(g)                                 Provisions Relating to Damages.

(i)                                     The term “Damages” as used in this ARTICLE VIII is not limited to matters asserted by third parties against any Seller Party or Buyer, but includes Damages incurred or sustained by any Seller Party or Buyer in the absence of third-party claims.  No Seller shall have any right to reimbursement or contribution from, subrogation to or indemnification from the Company (or any Affiliate thereof) with respect to any indemnification claim of a Buyer Indemnitee against any Seller hereunder or otherwise in connection with this Agreement.  Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.  Seller Parties’ obligation to indemnify the Buyer Indemnitees, and Buyer’s obligation to indemnify the Seller Party Indemnitees, shall not limit any other rights, including, without limitation, rights of contribution, which either party may have under statute or common law.

(ii)                                  Notwithstanding the foregoing, the term “Damages” as used in this ARTICLE VIII shall be calculated and determined subject to the following conditions:  (a) Damages shall be calculated net of any insurance proceeds actually received by the indemnified party with respect to the applicable Claim (but Damages shall include a reasonable estimate of Damages resulting from increased future premiums (if any) resulting from such Claim) and (b) the fees and expenses of only one firm of attorneys (and, where applicable, separate local counsel in the relevant jurisdictions) representing the Buyer Indemnitees shall be included in Damages unless said firm of attorneys determines that a conflict of interest would make joint representation of all Buyer Indemnitees inadvisable.

(iii)                               The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

(iv)                              All amounts payable by any Seller Party in respect of indemnification claims under this ARTICLE VIII shall be considered an adjustment to the Consideration for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

(h)                                 Appointment of the Seller Representative.

(i)                                     By executing this Agreement, the Sellers shall be deemed to have constituted and appointed, effective from and after the date of this Agreement, Folie Investment Group LLC as the agent and attorney-in-fact for and on behalf of each Seller to act as the Seller Representative under this Agreement in accordance with the terms of this Section 8.2(h).  In the event of the resignation, removal, dissolution, liquidation or bankruptcy of the Seller Representative, the Sellers shall promptly appoint a successor Seller Representative (and in any event within ten Business Days of such vacancy), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Buyer.  Sellers holding a majority of the Pro Rata Percentages of all Sellers shall have the right to remove a Seller Representative and to appoint a successor Seller Representative.  The Seller Representative shall have full power and authority to represent all of the Sellers and their successors with respect to all matters arising under this Agreement, and all actions taken by the Seller Representative hereunder shall be binding upon all such Sellers as if expressly confirmed and ratified in writing by each of them, and no Sellers shall have the right to object, dissent, protest or otherwise contest the same.  The Seller Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of the Sellers as if the Sellers were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement by the Seller Representative or any Sellers, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto, defending all Claims against the Sellers pursuant to Section 8.2(a) of this Agreement, consenting to, compromising or settling all indemnification claims, conducting negotiations with Buyer and its agents regarding such claims, dealing with Buyer under this Agreement with respect to all matters arising under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other agents in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Seller Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof on behalf of all of the Sellers.

(ii)                                  The Seller Representative has been duly authorized by the Sellers, in each case, for or on behalf of the Sellers, to:

(A)                              take all actions required by, and exercise all rights granted to, the Seller Representative in this Agreement;

(B)                                receive all notices or other documents given or to be given to Sellers by Buyer pursuant to this Agreement;

(C)                                receive and accept service of legal process in connection with any claim or other proceeding against Sellers arising under this Agreement;

(D)                               undertake, compromise, defend and settle any such suit or proceeding on behalf of Sellers arising under this Agreement (including, without limitation, under ARTICLE VIII hereof);

(E)                                 execute and deliver all agreements, certificates and documents required or deemed appropriate by the Seller Representative in connection with any of the transactions contemplated by this Agreement;

(F)                                 engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement;

(G)                                work with Buyer to resolve any issues relating to the determination and final accounting of Working Capital and the Holdback Amount;

(H)                               distribute the Seller Representative Reserve; and

(I)                                    take such other action as the Seller Representative may deem appropriate, including, without limitation:

(I)                                    agreeing to any modification or amendment of or waiver with respect to this Agreement and executing and delivering an agreement of such modification or amendment or waiver;

(II)                                all such other matters as the Seller Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

(iii)                               The Seller Representative shall receive no compensation for services as the Seller Representative, but shall receive reimbursement from, and be indemnified by, Sellers, pro rata, for (including out of the Seller Representative Reserve) any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees, incurred by the Seller Representative in the performance or discharge of his duties pursuant to this Section 8.2(h).  Unless Sellers pay all such expenses, charges and liabilities upon demand by the Seller Representative, the Seller Representative shall have no obligation to incur such expenses, charges or liabilities, or to continue to perform any duties hereunder, but may nevertheless do so and thereafter claim reimbursement.  Buyer shall have no obligation to reimburse the Seller Representative for any such expenses.

(iv)                              Without limiting the generality of this Section 8.2(h), Sellers agree that the Seller Representative shall act as representative of the Sellers for all purposes under this ARTICLE VIII.  Buyer agrees that any claim for indemnification made by any of the Buyer Indemnitees pursuant to this Agreement shall be made exclusively through the Seller Representative acting on behalf of the Sellers (and the Sellers agree that any such claim against any Seller by a Buyer Indemnitee may be made by providing notice of such claim to the Seller Representative), and the Sellers agree that any claim for indemnification made by any of the Seller Parties Indemnitees will be made exclusively through the Seller Representative; provided, however, that Buyer may, in its sole discretion, elect to pursue claims for indemnification under clauses (ii) and/or (iv) of Section 8.2(a) directly against the applicable Responsible Seller(s).

(v)                                 The Seller Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement in the absolute discretion of the Seller Representative and in general to do all things and to perform all acts.  This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law (whether by such Seller’s death, disability protective supervision) or any other event.  Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Seller hereby renounces its, his or her right to renounce this power of attorney unilaterally before the complete distribution of the Holdback Amount.  Each Seller hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Seller Representative taken in good faith under this Agreement.  Notwithstanding the power of attorney granted in this Section 8.2(h), no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Sellers having signed or given such directly instead of the Seller Representative.

(vi)                              Any action taken by the Seller Representative pursuant to the authority granted in this Section 8.2(h) shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, any Seller.

(i)                                     Limitations on Indemnity.  Neither Buyer, on the one hand, nor any Seller Party, on the other hand, shall be liable under this ARTICLE VIII for any Damages until the aggregate amount otherwise due the party being indemnified exceeds an accumulated total of $150,000; provided, however, that this limitation shall apply only to the extent a party is entitled to indemnification exclusively under Sections 8.2(a)(i) or 8.2(b)(i) hereof and shall not apply to breaches of the Fundamental Representations or in the case of fraud.  Once the aggregate amount of Damages exceeds such threshold amount, then the indemnified party shall have the right to recover all Damages without regard to such threshold, provided that the maximum amount of Damages which Buyer shall be liable to Seller Parties under Section 8.2(b)(i) hereof shall be $2,500,000 and the maximum amount of Damages which Seller Parties shall be liable to Buyer under Section 8.2(a)(i) hereof shall be $2,500,000, provided that such limitations shall not apply (i) in the case of fraud, or (ii) to inaccuracies in or breaches of any of the representations and warranties contained in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.11 (No Conflict or Violation), 3.16(a) (Labor Matters), 3.22 (Tax Matters), 3.27 (No Brokers), 4.1 (Organization), 4.2 (Authorization), 4.3 (No Conflict or Violation), 4.5 (Title to Units), 4.8 (No Brokers), 4.9 (Accredited Status), 5.1 (Organization), 5.2 (Authorization), and 5.3 (No Conflict or Violation) (collectively, the “Fundamental Representations”).

8.3.                              Holdback Amount.

(a)                                  In accordance with Section 1.4 hereof, Buyer shall deduct and hold back from the Cash Consideration at the Closing the Holdback Amount, which shall be used to partially satisfy any indemnification obligations of the Seller Parties under ARTICLE VIII and any obligations of the Seller Parties to pay any post-closing working capital adjustment pursuant to Section 1.7 hereof.  The parties agree to treat the Holdback Amount as owned by Buyer and not received by the Sellers to the extent not paid to Sellers pursuant to this Agreement, and to file all Tax Returns on a basis consistent with such treatment.

(b)                                 On the one year anniversary of the Closing Date, Buyer shall pay to the Sellers an amount equal to (i) $750,000, less (ii) the sum of (A) any Claims that have been satisfied from the Holdback Amount prior to such date, (B) the amount that would be necessary in Buyer’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved Claims specified in any Claim Notice delivered to Buyer prior to such date if such Claims were resolved in full in favor of the Buyer

Indemnitees, (C) any portion of the Holdback Amount used to cover any working capital adjustment pursuant to Section 1.7 and (D) any applicable withholding Tax.  Such payment shall be allocated among the Sellers based on each Seller’s Pro Rata Percentage and such payment shall be made by check or wire transfer in accordance with payment instructions provided by the Seller Representative. Notwithstanding the foregoing, in the event a Buyer Indemnitee offsets Damages from a Responsible Seller’s allocable portion of the Holdback Amount pursuant to clause (z) of Section 8.2(a) and the applicable Responsible Seller fails to pay to Buyer the amount of such Damages to replenish the Holdback Amount in accordance with clause (z) of Section 8.2(a), then the amount of any payment that would otherwise be made to such Responsible Seller pursuant to this Section 8.3(b) shall be reduced dollar for dollar based on the amount of Damages that were offset by Buyer against such Responsible Seller’s allocable portion of the Holdback Amount.

ARTICLE IX.
TERMINATION

9.1.                              Termination.  This Agreement may be terminated at any time prior to Closing:

(a)                                  By mutual written consent of Buyer and the Company;

(b)                                 By Buyer, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or before August 12, 2011 (the “Outside Date”); provided, however, that this provision shall not be available to Buyer if the Company has the right to terminate this Agreement under clause (d) of this Section 9.1, and this provision shall not be available to the Company if Buyer has the right to terminate this Agreement under clause (c) of this Section 9.1;

(c)                                  By Buyer if there is a material breach of any representation or warranty set forth in ARTICLE III or ARTICLE IV hereof or any covenant or agreement to be complied with or performed by any of the Seller Parties pursuant to the terms of this Agreement or the failure of a condition set forth in Section 7.2 hereof to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.2 hereof to be satisfied on or prior to the Outside Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller Parties have not had a reasonably adequate opportunity to cure such failure (not to exceed five Business Days); or

(d)                                 By the Company if there is a material breach of any representation or warranty set forth in ARTICLE V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Section 7.1 hereof to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Outside Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 7.1 hereof to be satisfied on or prior to the Outside Date; provided the Company may not terminate this Agreement prior to the Closing Date if Buyer has not had a reasonably adequate opportunity to cure such failure (not to exceed five Business Days).

9.2.                              Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1 hereof:

(a)                                  Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b)                                 The provisions under the caption “Confidentiality” in that certain letter of intent, dated June 16, 2011, by and between the Company and Buyer shall continue in full force and effect (the “Letter of Intent”);

(c)                                  No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (a), (b) and (c) of this Section 9.2 and except for any breach of this Agreement occurring prior to the proper termination of this Agreement; and

(d)                                 Buyer will reimburse the Company for one half of the fees incurred by the Company in connection with the Company Audit, unless such termination resulted from fraud or gross misconduct by a Seller Party.

The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

ARTICLE X.
MISCELLANEOUS

10.1.                        Defined Terms.  As used herein, the terms below shall have the following meanings.  Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accredited Member” shall mean each Seller set forth on Schedule 1.2(a) of the Disclosure Schedules.

“Action” shall mean any action, complaint, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, the Company shall be deemed to not be an Affiliate of Buyer prior to the Closing.

“Ancillary Agreements” shall mean the following agreements: (a) the Waiver and Release Agreements, and (b) all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Arbitrage Business Domain Names” shall mean domain names (excluding, in any event, the domain names set forth on Schedule 10.1 of the Disclosure Schedules and any sub-domains of such domain names) that are not material to the Business and that are acquired or abandoned in the ordinary course of conducting the Company’s Internet link exchange and Internet traffic arbitrage business.

“Balance Sheet” shall mean the unaudited balance sheet of the Company at the date indicated thereon, together with the notes thereto.

“Books and Records” shall mean all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by the Company with respect to the Business.

”Business” shall mean the business of the Company.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business Domain Names” shall mean the Internet domain names registered in the name of the Company, or any way used in connection with the Business.

“Business Intellectual Property” shall mean any and all Intellectual Property that is owned by, purported to be owned by, or exclusively licensed to the Company (it being understood that “Business Intellectual Property” shall include all Business Domain Names).

“Business Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded, with or by any governmental authority, by or in the name of the Company or otherwise used in connection with the Business (including all Business Domain Names).

“Buyer Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Buyer.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“Claim Notice” shall mean a notice for indemnification provided by a Buyer Indemnitee to the Seller Representative which describes the indemnification claim.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Audit” shall mean the audit of the Year-end Financial Statements that is being conducted by PricewaterhouseCoopers LLP.

“Company Plan” shall mean each Plan under which the Company has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.

“Consideration” shall mean the Cash Consideration, the Unaccredited Cash Consideration and the Equity Consideration.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, Company Plan, license, instrument, obligation, promise or commitment (in each case, whether written or oral and whether expressed or implied) to which the Company is a party or is bound, but excluding all Leases.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

“Current Assets” shall mean cash and accounts receivable of the Company determined in accordance with GAAP on a consolidated basis.  Notwithstanding the foregoing, (i) Current Assets shall exclude any accounts receivable from members or related parties and shall exclude any accounts receivable arising under the Database Development and License Agreement dated May 9, 2011 between the Company and Buyer and (ii) any accounts receivable set forth on the Pre-Closing Statement which have not been collected within 75 calendar days following the Closing Date will be deemed to not constitute Current Assets to the extent such accounts receivable exceed the allowance (if any) for bad debt included as a Current Liability on the Pre-Closing Statement notwithstanding the accounting treatment of any such accounts receivable required under GAAP and shall not be reflected as Current Assets on the Closing Statement.

“Current Liabilities” shall mean all current liabilities of the Company determined in accordance with GAAP on a consolidated basis (including, for the avoidance of doubt, all liabilities in respect of accrued vacation or paid time-off relating to employees of the Company and any liabilities arising as a result of the consummation of the transactions contemplated hereby (including, without limitation, liabilities with respect to severance obligations and/or change of control payments, as well as the employer portion of any payroll or employment taxes arising therefrom)); provided, that all Transaction Expenses incurred by the Company prior to the Closing Date or reasonably expected to be incurred following the Closing Date shall for purposes hereof be accounted for as current liabilities outstanding immediately prior to the Closing Date (whether or not such amounts have been billed or will be billed or payable in the future).

“Default” shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Lease or Permit.

“Disclosure Schedules” shall mean a schedule executed and delivered by Seller Parties to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in ARTICLE III hereof and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

“Employee Unit” shall mean each Employee Membership Interest Unit granted pursuant to the Company’s operating agreement or any subscription or similar agreement that is outstanding as of the date of this Agreement, whether or not currently vested.

“Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act

of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the Regulations issued thereunder.

”Encumbrance” shall mean any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees.  Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, CERCLA, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the Company within the meaning of in Section 414(b), (c), (m) or (o) of the Code.

“Estimated Long Term Liabilities” shall mean the estimate of Long Term Liabilities set forth on the Pre-Closing Statement.

“Estimated Working Capital” shall mean the estimate of Working Capital set forth on the Pre-Closing Statement.

“Facility” shall mean any real property, leaseholds or other real property interest relating to the Business currently owned, held, occupied or operated by the Company and any buildings, structures or equipment (including motor vehicles) relating to the Business currently owned or operated by the Company.

“Facility Leases” shall mean all of the leases of Facilities listed on Schedule 3.7(c) of the Disclosure Schedules.

“Financial Statements” shall mean the Year-end Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property owned by any Seller and used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of Sellers’ suppliers, including all warranty rights with respect thereto.

“GAAP” shall mean United States generally accepted accounting principles and practices, as applied in preparation of the Financial Statements.

“Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

“Insurance Policies” shall mean the insurance policies of any Seller Party listed on Schedule 3.23 of the Disclosure Schedules.

“Intellectual Property” shall mean any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in the United States or anywhere in the universe.  Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:

(a)                                  all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof, utility models, and certificates of invention, regardless of country or formal name;

(b)                                 all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

(c)                                  all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

(d)                                 all trademarks, service marks, logos, trade names, Internet domain names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

(e)                                  all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, computer programs, and all hardware, software and processes;

(f)                                    all other intangible assets, properties and rights; and

(g)                                 all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (a) through (f), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“Interim Balance Sheet” shall mean the Balance Sheet dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean June 30, 2011.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited statements of income and cash flow of the Company for the period ended on the Interim Balance Sheet Date.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge of the Company” shall mean the actual knowledge of any of Michael Blend, Ryan Hoffman, Viral Shah, Kevin Chang, Shuang Wu, Ioannis Rousochatzakis and/or Dimitrios Komis, in each case, following due inquiry of persons employed by the Company who would reasonably be expected to have knowledge with respect to the matters represented.

“Leasehold Estates” shall mean all of the Company’s rights and obligations as lessee under the Leases.

“Leased Real Property” shall mean all leased property described in the Facility Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the leased real property described in the Leases of Facilities listed on Schedule 3.9(a) of the Disclosure Schedules and owned by the Company.

“Leases” shall mean all of the existing leases with respect to the personal or real property of the Company listed on Schedule 3.9(a) of the Disclosure Schedules, and leases with respect to the personal and real property of the Company which are not required to be listed on Schedule 3.9(a) of the Disclosure Schedules.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves which shall include a reserve for Taxes.

“Long Term Liabilities” shall mean all indebtedness and other long term liabilities of the Company determined in accordance with GAAP on a consolidated basis in a manner consistent with the Company’s past practice (including any such liabilities arising as a result of the consummation of the transactions contemplated hereby).  Any pre-payment or other penalties required to be paid if all indebtedness were repaid in full on the Closing Date shall be included in the calculation of Long Term Liabilities for this purpose.

“Material Adverse Effect” or “Material Adverse Change” shall mean with respect to the Company or the Business any material adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of the Company or the Business taken as a whole or on the ability of Seller Parties to consummate the transactions contemplated hereby, or any event or condition which would or would reasonably be expected to, with the passage of time, constitute a “Material Adverse Effect” or “Material Adverse Change.”

“Off-the-Shelf-Software Licenses” shall mean a license for software that has not been modified, customized or misused and is commercially available from another Person in the form of a “shrink-wrap,” “click-through” or other standard form license agreement with total licensing fees of ten thousand dollars ($10,000) or less.

“ordinary course of business” or “ordinary course” or any similar phrase shall describe any action taken by a Person if:

(a)                                  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)                                 such action is not required to be authorized by the board of directors, managers or members of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

(c)                                  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, managers or members (or by any Person or group of Person exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” shall mean all real property owned in fee by the Company, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Plan” shall mean (i) each employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) each compensatory profits interest, equity option, restricted equity, deferred equity, performance equity, equity appreciation, equity unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition,  vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

”Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Premium Consideration” shall have the meaning assigned to such term in the Asset Purchase Agreement by and among the Company, Ioannis Rousochatzakis and Dimitrios Komis, dated as of May 18, 2011.

“Price Per Share” shall mean $12.36 (which represents the average closing price per share of Buyer Common Stock during the 45 calendar day period commencing 48 calendar days prior to the Closing Date and ending 3 calendar days prior to the Closing Date).

“Principal Sellers” shall mean Michael Blend (as a result of his indirect ownership interest in the Company through Folie Investment Group LLC), Ryan Hoffman, Viral Shah and Kevin Chang.

“Pro Rata Percentage” shall mean, for each Seller, the percentage set forth opposite such Seller’s name on Schedule 1.2 of the Disclosure Schedules.

“Property Tax” shall mean any personal or real property Tax or similar ad valorem Tax.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Straddle Period” shall mean any period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to a Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity.

“Tangible Property” shall mean all computer equipment and other furniture, equipment and other tangible personal property used in the Business, including any such furniture, equipment or other tangible personal property used by the Company pursuant to a license, lease or similar right.

“Tax” shall mean any and all taxes, including, without limitation, (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), whether disputed or not, (b) in the case of any Seller Party, liability for the payment of any amount described in clause (a) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts of the type described in clause (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, report, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” shall mean the aggregate amount of all fees and expenses incurred by or required to be paid by the Company in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby, including, without limitation, all legal, financial advisory, investment banking, accounting, consulting and other fees and expenses and any broker’s or finder’s fees.  For the avoidance of doubt, Transaction Expenses shall include all fees and expenses incurred and expected to be incurred in connection with the Company Audit.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Unaccredited Member” shall mean each Seller set forth on Schedule 1.2(b) of the Disclosure Schedules.

“Working Capital” shall mean the Current Assets minus the Current Liabilities of the Company as of the Closing.

“Year-end Financial Statements” shall mean the consolidated Balance Sheet and related audited consolidated statement of income and cash flow of the Company as of and for the fiscal years ended as of December 31, 2008, 2009 and 2010.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Adjustment Amount	1.7
Agreement	Preamble
Allocation	6.7(b)
Arbitrator	10.16(i)
Buyer	Preamble
Buyer Indemnitees	8.2(a)
Buyer’s Accountants	6.8
Cash Consideration	1.2(b)
Claims	6.13
Claim Notice	8.2(e)
Closing	2.1
Closing Date	2.1
Closing Statement	1.7(c)(i)
Company	Preamble
Company Plans	3.19(a)
Company Securities	3.3(b)
Competitive Activities	6.1(b)(i)
Contaminants	3.18(j)
Damages	8.2(a)
Disclosure Document	6.8
Dispute Notice	10.16
Disputes	10.16
Equity Consideration	1.2(a)
Fundamental Representations	8.2(i)
Holdback Amount	1.4
JAMS	10.16
Letter of Intent	9.2(b)
Long Term Liabilities Adjustment Amount	1.7(c)(iii)
Open Source	3.18(m)
Outside Date	9.1(b)
Pre-Closing Portion	6.7(f)
Pre-Closing Statement	1.7(a)
Proposed Acquisition Transaction	6.3
Released Persons	6.13
Responsible Seller	8.2(a)
Restricted Persons	6.1(a)
SEC	6.8
Seller(s)	Preamble
Seller Party(ies)	Preamble
Seller Party Indemnitees	8.2(b)
Seller Representative	Preamble
Seller Representative Reserve	1.5
Straddle Period Tax Return	6.7(e)
Tax Contest	6.7(h)
Transfer Taxes	6.7(a)
Unaccredited Cash Consideration	1.2(b)
Units	Recitals
Waiver and Release Agreement(s)	1.3
WARN Act	3.16(f)

Working Capital Adjustment Amount	1.7(c)(ii)
Working Capital Target	1.7(b)(i)

10.2.                        Notices.  All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to Seller Parties or the Seller Representative, addressed to:

Folie Investments

26 Arcadia Terrace

Santa Monica, CA

Attn:                                Michael Blend

Telephone: (415) 912-8705

With a copy to:

Oppenheimer, Blend, Harrison & Tate, Inc.

Attn:   J. David Oppenheimer

711 Navarro, 6th Floor

San Antonio, Texas  78205

Telephone: (210) 224-2000

Fax: (210) 224-7540

If to Buyer, addressed to:

Demand Media, Inc.

1299 Ocean Avenue, Suite 500

Santa Monica, CA 90401

Attn:                                Shawn Colo

Telephone: (310) 394-6400

Fax: (310) 395-6249

With a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attn:                                W. Alex Voxman, Esq.

Telephone: (213) 485-1234

Fax: (213) 891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.3.                        Rules of Construction.  The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

10.4.                        Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.5.                        Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, the Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, manager, officer, employee, agent, Affiliate or Representative of any party hereto; provided, that the provisions under the caption “Confidentiality” in the Letter of Intent shall survive the termination of this Agreement and remain in effect if the Closing does not occur.  There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

10.6.                        Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Seller Party without the prior written consent of Buyer.  Buyer may, without the consent of Seller Parties assign all or any portion of its rights and obligations hereunder; provided that, if such assignment by Buyer is made prior to the Closing, then such assignment shall require the prior written consent of the Seller Representative unless the assignee(s) is(are) an Affiliate(s) of Buyer; provided, further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement.  No such assignment shall release the assignor from any of its obligations hereunder.  In addition, Buyer may assign its rights hereunder to a lender as collateral security.

10.7.                        Amendment or Modification.  This Agreement may not be amended or modified except in an instrument in writing signed by Seller Representative and Buyer.  No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  For the purposes of this Section 10.7, each Seller agrees that any amendment, modification or waiver of this Agreement signed by the Seller Representative shall be binding upon and effective against each such Seller whether or not such Seller has signed such amendment, modification or waiver.

10.8.                        Waiver.  Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

10.9.                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

10.10.                  Burden and Benefit.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of ARTICLE VIII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

10.11.                  Governing Law.  This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

10.12.                  Consent to Jurisdiction.  Subject to Section 10.16 hereof, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America, sitting in California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2 hereof.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.13.                  Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14.                  Legal Fees.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

10.15.                  Limitations on Damages.  Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable for punitive damages to the other party (except for punitive damages that are the subject of third party Claims).

10.16.                  Arbitration.  It is understood and agreed between the parties hereto that if the transactions contemplated by this Agreement are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(i)                                     Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”).  Within 14 days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(ii)                                  If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of 14 days from any such initial meeting or within 30 days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in Los Angeles, California for the appointment of a single Arbitrator to resolve the dispute by arbitration.  At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within 10 calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within 30 days of the written application to JAMS.  The Arbitrator shall be a disinterested party.

(iii)                               Within 30 days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Los Angeles, California with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute.  Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator shall be made in writing no more than 30 days following the end of the proceeding.  Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties.  The prevailing party or parties (as determined by the

Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding.  The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

10.17.                  Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

10.18.                  Cumulative Remedies.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.19.                  Expenses.  Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

10.20.                  Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.21.                  Execution and Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.  The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

DEMAND MEDIA, INC.

By:	/s/ Richard Rosenblatt
Name: Richard Rosenblatt
Title: Chairman and Chief Executive Officer

Signature Page to Securities Purchase Agreement

SELLERS:

FOLIE INVESTMENT GROUP LLC

	By:	/s/ Michael Blend
	Name:	Michael Blend
	Title:	Manager

SDB ENTERPRISES

	By:	/s/ Sean P. Moriarty
	Name:	Sean P. Moriarty
	Title:	CEO/Manager

ALTECH IT, INC

	By:	/s/ Dean DeBoer
	Name:	Dean DeBoer
	Title:	President

SHUANG WU

/s/ Shuang Wu

ANDREW GRANGAARD

/s/ Andrew Grangaard

Signature Page to Securities Purchase Agreement

VIRAL SHAH

/s/ Viral Shah

KEVIN CHANG

/s/ Kevin Chang

MARGARET SHIH

/s/ Margaret Shih

IOANNIS ROUSOCHATZAKIS

/s/ Ionnis Rousochatzakis

DIMITRIOS KOMIS

/s/ Dimitrios Komis

Signature Page to Securities Purchase Agreement

SELLER REPRESENTATIVE:

FOLIE INVESTMENTS GROUP, LLC

	By:	/s/ Michael Blend
	Name:	Michael Blend
	Title:	Manager

OTHER:

For purposes of Section 6.1 only,
MICHAEL BLEND

/s/ Michael Blend

COMPANY:

RSS GRAFFITI, LLC

By: Folie Investment Group, LLC, its
Manager

	By:	/s/ Michael Blend
	Name:	Michael Blend,
	Title:	Manager